AGREEMENT OF PURCHASE AND SALE

BY AND BETWEEN

THE REALTY ASSOCIATES FUND VIII, L.P.

Seller

AND

RREEF America L.L.C.

Purchaser

Date:    June 1, 2018

Property:

Palmetto Lakes Distribution - 5255 NW 158th Street, Miami Lakes, FL 33014

Hialeah Industrial I - 3510 NW 60th Street, Miami, FL 33142

Hialeah Industrial II - 5959 NW 35th Avenue, Miami, FL 33142

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (the "Agreement") is made and entered into as of the 1st day of June, 2018, by and between THE REALTY ASSOCIATES FUND VIII, L.P., a Delaware limited partnership (the "Seller"), whose principal place of business is located at c/o TA Realty, 28 State Street, 10th Floor, Boston, Massachusetts 02109, and RREEF AMERICA L.L.C., a Delaware limited liability company, or its permitted assigns ("Purchaser"), whose principal place of business is located at 345 Park Avenue, Floor 24, New York, New York 10154-0102.

In consideration of the mutual promises, covenants and agreements hereinafter set forth and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

ARTICLE I.

Sale of Property

1.1.Sale of Property. Seller hereby agrees to sell, assign and convey to Purchaser and Purchaser agrees to purchase from Seller, all of Seller's right, title and interest in and to, the following:

1.1.1.    Land and Improvements. Those certain parcels of real property, more particularly described, on Exhibit A attached hereto and incorporated herein by reference thereto (the "Land"), together with all improvements located thereon (the "Improvements").

1.1.2.    Real Property. All rights, privileges and easements appurtenant to Seller's interest in the Land and the Improvements, if any, including, without limitation, all of Seller's right, title and interest, if any, in and to all mineral and water rights, and all easements, licenses, covenants and other rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances are sometimes collectively referred to herein as the "Real Property").

1.1.3.    Leases. All leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto, (collectively, the "Leases"), and all security deposits and prepaid rent, if any thereunder, being more particularly described on Exhibit E attached hereto.

1.1.4.    Personal Property. All personal property (including equipment), if any, owned by Seller and located on the Real Property, and all fixtures (if any) owned by Seller and located on the Real Property as of the date hereof (the "Personal Property").

1.1.5.    Intangible Property. All non-exclusive trademarks and trade names, if any, used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "Trade Names"), together with Seller's interest, if any, in and to all guarantees, licenses, approvals, certificates, permits and warranties (including roof warranties) relating to the Real Property, to the extent assignable (collectively, the "Intangible Property").

1.1.6.    Service Contracts. All equipment leases and contracts for services relating to the Property (including, without limitation, any service or maintenance agreements) (the “Service Contracts”) to the extent Purchaser elects to assume the same or if the same cannot be terminated on thirty (30) or less days prior written notice.

1.2.Property. The Real Property, the Leases, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the "Property"). It is hereby acknowledged by the parties that Seller shall not convey to Purchaser any (a) claims relating to any real property tax refunds or rebates applicable to the period prior to Closing, and/or (b) subject to the provisions of Article XII, existing insurance claims, all of which claims shall be reserved by Seller.

ARTICLE II.

Purchase Price

2.1.Purchase Price. The purchase price for the Property shall be TWENTY-ONE MILLION THREE HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($21,350,000.00) (the "Purchase Price"). The Purchase Price, as adjusted by all prorations as provided for herein, shall be paid to Seller by Purchaser at Closing, by wire transfer of immediately available federal funds.

ARTICLE III.

Deposits and Escrow Agent

3.1.    Deposit. Within two (2) business days following the Effective Date, as defined in Section 16.4 of this Agreement and as a condition precedent to the formation of this Agreement, Purchaser shall procure a letter of credit from a creditworthy bank or other financial institution selected by Purchaser (“Purchaser’s Letter of Credit”) in the amount of FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) and shall deposit Purchaser’s Letter of Credit with Commonwealth Land Title Insurance Company, 685 Third Avenue, 20th Floor, New York, New York 10017, Attention: Debra Sollitto, dsollitto@cltic.com ("Escrow Agent" or “Title Company”), the receipt of which is hereby acknowledged by Escrow Agent's execution hereof. If Purchaser shall fail to deposit the Purchaser’s Letter of Credit within the time period provided for above, Seller may at any time prior to the deposit of the Purchaser’s Letter of Credit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately deliver to Seller all copies of this Agreement in its possession, and thereafter neither party shall have any further rights or obligations to the other hereunder, except for the Surviving Termination Obligations (as hereinafter defined). Purchaser’s Letter of Credit shall be in the form attached hereto as Exhibit J. The expiry date of Purchaser’s Letter of Credit shall not be before the date which is thirty (30) days after the expiration of the Inspection Period, and the beneficiary of Purchaser’s Letter of Credit shall be the Escrow Agent. If Purchaser elects to proceed to Closing as provided under Section 5.5, Purchaser shall, on or before three (3) business days after the expiration of the Inspection Period, deposit FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00) in cash with the Escrow Agent (the “Cash Deposit”), and upon such deposit,

Purchaser’s Letter of Credit shall be returned promptly to Purchaser. If Purchaser elects to proceed with Closing, and Purchaser fails to replace Purchaser’s Letter of Credit with the Cash Deposit within the time period provided for above, Seller may at any time thereafter, but prior to the deposit of the Cash Deposit, terminate this Agreement, in which case this Agreement shall be null and void ab initio and in such event Escrow Agent shall immediately draw the full amount of Purchaser’s Letter of Credit and deliver such funds to Seller and thereafter, neither party shall have any further rights or obligations to the other hereunder, except as otherwise set forth in this Agreement. As used herein, the term “Deposit” means Purchaser’s Letter of Credit and the Cash Deposit substituted therefor and any interest earned thereon.

3.2.    Application of Deposit. If the Closing occurs, the Deposit shall be paid to Seller and credited against the Purchase Price at Closing. If the Closing does not occur, the Deposit shall be held and delivered as hereinafter provided.

3.3.    Interest Bearing. The Deposit shall (a) be held in an interest-bearing escrow account by Escrow Agent in an institution as directed by Purchaser and reasonably acceptable to Seller, and (b) include any interest earned thereon. To allow the interest bearing account to be opened, Purchaser's and Seller's tax identification numbers are set forth herein below their signatures.

3.4.    Escrow Agent. Escrow Agent is executing this Agreement to acknowledge Escrow Agent's responsibilities and rights hereunder. Any amendment to this Agreement which alters Escrow Agent’s responsibilities and/or rights hereunder not executed by Escrow Agent shall be effective as to the parties thereto, but shall not be binding upon Escrow Agent. Escrow Agent shall accept the Deposit with the understanding of the parties that Escrow Agent is not a party to this Agreement except to the extent of its specific responsibilities and rights hereunder, and does not assume or have any liability for the performance or non-performance of Purchaser or Seller hereunder. Additional provisions with respect to the Escrow Agent are set forth in Article XVI.

ARTICLE IV.

Closing, Prorations and Closing Costs

4.1.Closing. The closing of the purchase and sale of the Property shall occur at 10:00 a.m. (local time at the Property) on Friday, June 22, 2018 or such earlier date as may be agreed to by Seller and Purchaser and shall be held through escrow at the offices of the Escrow Agent, or at such other place agreed to by Seller and Purchaser. "Closing" shall be deemed to have occurred when the Title Company has been instructed by both parties to record the Deed (hereinafter defined). Time is hereby made of the essence. The date of Closing is referred to in this Agreement as the "Closing Date." Notwithstanding anything to the contrary herein, in the event Purchaser is unable to procure adequate insurance coverage for the Property to be bound or effective as of the Closing Date due to any moratorium on issuing such insurance due to an impending or actual hurricane or tropical storm, including, any watch or warning thereof, Purchaser shall be entitled to extend the Closing Date for a period of up to five (5) business days after the insurance suspension is lifted (the foregoing being a “Weather Delay”). Purchaser agrees that it shall use good faith and reasonable efforts to minimize the postponement of the Closing Date due to any Weather Delay.

4.2.Prorations. All matters involving prorations or adjustments to be made in connection with Closing and not specifically provided for in some other provision of this Agreement shall be adjusted in accordance with this Section 4.2. Except as otherwise set forth herein, all items to be prorated pursuant to this Section 4.2 shall be prorated as of 11:59 p.m. of the day immediately preceding the Closing Date, with Purchaser to be treated as the owner of the Property, for purposes of prorations of income and expenses, on and after the Closing Date. provisions of this Section 4.2 shall survive the Closing.

4.2.1.    Taxes. Except to the extent payable by the tenants to the applicable taxing authorities, real estate and personal property taxes and special assessments, if any, shall be prorated as of the Closing Date with Seller being responsible for the payment of all real estate and personal property taxes and special assessments payable during the calendar year in which the Closing occurs (and all prior calendar years) and attributable to the Property to, but not including, the Closing Date and Purchaser being responsible for the payment of all real estate and personal property taxes and special assessments payable during the calendar year of the Closing and attributable to the Property as of the Closing Date and thereafter. If the real estate and/or personal property tax rate and assessments have not been set for the taxes and assessments payable during the year in which the Closing occurs, then the proration of such taxes shall be based upon the rate and assessments set forth in the most recent tax bill and such proration shall be adjusted in cash between Seller and Purchaser upon presentation of written evidence that the actual taxes paid for the year in which the Closing occurs, differ from the amounts used in the Closing in accordance with the provisions of Section 4.2.5 hereof. All taxes imposed due to a change of use of the Property after the Closing Date shall be paid by Purchaser. If any taxes which have been apportioned between Seller and Purchaser shall subsequently be reduced by abatement, the amount of such abatement, less the cost of obtaining the same and after deduction of sums payable to tenants under Leases or expired or terminated Leases, shall be prorated as of the Closing Date.

4.2.2.    Insurance. There shall be no proration of Seller's insurance premiums or assignment of Seller's insurance policies. Purchaser shall be obligated (at its own election) to obtain any insurance coverage deemed necessary or appropriate by Purchaser.

4.2.3.    Utilities. Except to the extent paid directly by the tenants to the applicable utility company or service provider, the amounts of all telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other operating expenses relating to the Property and allocable to the period prior to the Closing Date shall be determined and paid by Seller before Closing, if possible, or shall be paid thereafter by Seller or adjusted between Purchaser and Seller immediately after the same have been determined. Purchaser shall cause all utility services to be placed in Purchaser's name as of the Closing Date.

4.2.4.    Rents. Rents (including, without limitation, estimated pass-through payments, payments for common area maintenance reconciliations and all additional charges payable by tenants under the Leases, (collectively, "Rents")) actually collected by Seller prior to Closing shall be prorated as of the Closing Date. During the period after Closing, Purchaser shall, within five (5) business days following receipt, deliver to Seller any and all Rents accrued but uncollected as of the Closing Date to the extent subsequently collected by Purchaser; provided, however, (a) Purchaser shall apply Rents received after Closing first to current Rent then due, then to payment of Rent due for the month of Closing, and thereafter to delinquent Rents in reverse order of maturity (i.e., "newest” delinquencies paid first); and (b) "true up" payments received from tenants attributable to a year-end reconciliation of actual and budgeted pass-through payments shall not be subject to such priority allocation (as long as identifiable as such a payment and not as a payment of base rent) and instead shall be allocated, upon receipt, among Seller and Purchaser pro rata in accordance with their respective period of ownership as set forth in Section 4.2.5 below. Seller shall have no right, after Closing, to proceed against tenants for Rents allocable to the period of Seller's ownership of the Property. Purchaser shall bill and attempt to collect all pass-through rents payable by tenants and any delinquent Rents (provided, however, that Purchaser shall have no obligation to expend any money, engage a collection agency, or to institute legal proceedings, including an action for unlawful detainer, against a tenant owing delinquent Rents). The amount of any unapplied security deposits under the Leases held by Seller in cash at the time of Closing shall be credited against the Purchase Price; accordingly, Seller shall retain the actual cash deposits. If any security deposits are in the form of a letter of credit, Seller shall assign (to the extent such letter of credit is assignable) its interest in the letter of credit to Purchaser and deliver the original letter of credit to Purchaser at Closing and the parties shall execute and deliver any applicable transfer form in connection therewith and Seller shall cooperate with Purchaser in good faith to endeavor to effectuate transfers of all such letters of credit in favor of Purchaser on the Closing Date or as soon as practicable thereafter. If, after the Closing Date, but before any letter of credit has been assigned/re-issued to Purchaser as the beneficiary thereunder, a letter of credit needs to be drawn down upon, Purchaser shall prepare documents for signature by Seller and Seller shall execute such documents required to effectuate such drawdown. Seller shall incur no liability whatsoever as a result of executing such documents, effectuating such drawdown and/or the presentation of the letter of credit for drawdown. Purchaser shall indemnify, defend and hold Seller from any and all losses, costs, liens, claims, causes of action, liability, damages and expenses (including, without limitation, court costs and reasonable attorneys' fees) incurred in connection with or arising in any way from Seller’s execution of such documents, effectuating such drawdown and/or the presentation of the letter of credit for drawdown. All costs to assign such letter of credit shall, unless payable by the tenant, be borne by Seller. This provision shall survive the Closing.

4.2.5.    Calculations. For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore entitled to the income therefrom and responsible for the expenses thereof, for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three hundred sixty five (365) day year. The calculation of such prorations shall be initially performed at Closing but shall be subject to adjustment in cash after the Closing as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller shall use commercially reasonable efforts to supply Purchaser with the necessary information to compute or estimate the prorations, including such supporting evidence as Purchaser reasonably requests at least five (5) business days prior to Closing. Seller and Purchaser agree to cooperate and use commercially reasonable efforts to make such adjustments no later than ninety (90) days after the Closing or as soon thereafter as may be practicable, with respect to common area maintenance and other additional rent charges (including pass-throughs for real estate and personal property taxes and special assessments) payable by tenants under Leases. Except as set forth in this Section 4.2, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. The provisions of this Section 4.2.5 shall survive Closing for a period of two hundred seventy (270) days.

4.2.6.    Leasing Commissions and Leasing Costs. Seller shall be responsible for all leasing commissions, tenant improvement costs, rent abatement and other leasing costs (the “Leasing Costs”) due or payable by landlord with respect to Leases executed prior to the Effective Date. Purchaser shall be responsible for all Leasing Costs attributable to: (i) any new leases which are executed after the Effective Date and which are approved, or deemed approved, by Purchaser pursuant to Section 9.5 of this Agreement, (ii) any renewal or expansion of any existing Lease after the Effective Date, and (iii) any existing Lease after the Closing. If Seller has, prior to the Closing, paid any Leasing Costs which are Purchaser’s responsibility hereunder, Seller will receive a credit for same from Purchaser at the Closing.

4.2.7.    Prepaid Items. Any prepaid items, including, without limitation, fees for licenses which are transferred to the Purchaser at the Closing and annual permit and inspection fees shall be prorated as of the Closing.

4.2.8.    Declaration Assessments. Any assessments payable under any declaration or similar instrument affecting the Property shall be prorated as of the Closing Date.
4.2.9.    Florida Sales Tax. Prior to or promptly following Closing, Seller shall pay to the Florida Department of Revenue (“FDOR”) sales tax collected by Seller for rent received by Seller under the Leases for the month in which Closing occurs; provided, however, if the Closing takes place on the first day of a month, Purchaser shall pay to the FDOR sales tax collected for rent received under the Leases for the month in which Closing occurs.  Further, Seller shall be responsible to remit to the FDOR all sales tax payable to the FDOR collected by Seller and not remitted to the FDOR as of the Closing Date with respect to the Property.

4.2.10.    Assigned Contracts. Charges and payments under all Assigned Contracts (defined herein) shall be apportioned between the Seller and the Purchaser at the Closing.

4.3.Closing Costs. Seller shall pay (a) the fees of any counsel representing Seller in connection with this transaction; (b) one-half (1/2) of the escrow fee charged by Escrow Agent; (c) all state, county and local transfer taxes and fees payable upon the Deed transferring Property to Purchaser, including documentary stamps and intangible tax; and (d) the fee or commission due to Broker pursuant to Section 14.1 below. Purchaser shall pay (i) the fees of any counsel representing Purchaser in connection with this transaction; (ii) the cost of the Title Policy, including any endorsements requested by Purchaser to the Title Policy; (iii) the cost the Survey or any new survey obtained by Purchaser; (iv) the fees for recording the deed conveying the Real Property to Purchaser; (v) the cost of causing roof and other warranties to be assigned/transferred to Purchaser, including any inspection fee and warranty transfer fee; and (vi) one-half (1/2) of the escrow fee charged by Escrow Agent. Any other costs or expenses incident to this transaction and the closing thereof not expressly provided for above shall be allocated between and paid by the parties in accordance with custom and practice in Miami, Florida.

ARTICLE V.

Purchaser's Right of Inspection; Inspection Period

5.1.    Right to Evaluate. From the Effective Date until 5:00 p.m. (local time at the Property) on Monday, June 11, 2018 (the "Inspection Period"), Purchaser and its agents shall have the right during business hours (with reasonable advance notice to Seller and subject to the rights of the tenants in possession), at Purchaser's sole cost and expense and at Purchaser's and its agents' sole risk, to perform inspections and tests of the Property and to perform such other analyses, inquiries and investigations as Purchaser shall deem necessary or appropriate; provided, however, that in no event shall (i) such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) Purchaser or its agents or representatives conduct any physical testing, drilling, boring, sampling or removal of, on or through the surface of the Property (or any part or portion thereof) including, without limitation, any ground borings or invasive testing of the Improvements (collectively, "Physical Testing"), without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion. In the event Purchaser desires to conduct any such Physical Testing of the Property, then Purchaser shall submit to Seller, for Seller's approval, a written detailed description of the scope and extent of the proposed Physical Testing, which approval may be given or withheld in Seller's sole and absolute discretion. If Seller does not approve the Physical Testing or approves only a portion thereof, Purchaser may, at its option, by sending written notice to Seller, elect to, either (i) terminate this Agreement (if during the Inspection Period) or (ii) conduct that portion of the Physical Testing approved by Seller, if any, or if Seller disapproves the entire proposed Physical Testing, affirmatively agree to forego any Physical Testing of the Property. In the event Purchaser terminates this Agreement as aforesaid, the Deposit shall be immediately refunded to Purchaser and this Agreement shall terminate and be of no further force and effect other than the Surviving Termination Obligations (as hereinafter defined). In no event shall Seller be obligated as a condition of this transaction to perform or pay for any environmental remediation of the Property recommended by any such Physical Testing. After making such tests and inspections, Purchaser agrees to promptly restore the Improvements and surface of the Real Property to its condition prior to such tests and inspections (which obligation shall survive the Closing or any termination of this Agreement) subject to normal wear and tear, damage caused by parties unaffiliated with Purchaser and casualty. Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, at Purchaser's sole cost and expense, and shall deliver to Seller evidence of, the following insurance coverage, and shall cause each of its agents and contractors to obtain and maintain, and, upon request of Seller, shall deliver to Seller evidence of, the following insurance coverage: general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million and No/100 Dollars ($1,000,000.00) combined single limit for personal injury and property damage per occurrence, and $2,000,000.00 aggregate, plus $2,000,000.00 in umbrella coverage. Such policy to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Purchaser or its agents, employees or contractors in connection with such inspections and tests. Before the entry unto the Property by Purchaser or any of its agents, Purchaser must furnish Seller with a certificate of insurance, evidencing the above coverages. Seller shall have the right, in its discretion, to accompany Purchaser and/or its agents during any inspection (including, but not limited to, tenant interviews) provided Seller or its agents do not unreasonably interfere with Purchaser's inspection. Purchaser shall have the right to continue its inspections of the Property after the expiration of the Inspection Period so long as it complies with all the terms and conditions of this Agreement, including, without limitation, Sections 5.1 and 5.2; and in no event shall Purchaser have the right to terminate this Agreement as a result of any inspections performed after the expiration of the Inspection Period.

5.2.    Inspection Obligations and Indemnity. Purchaser and its agents and representatives shall: (a) not unreasonably disturb the tenants of the Improvements or interfere with their use of the Real Property pursuant to their respective Leases; (b) not unreasonably interfere with the operation and maintenance of the Real Property; (c) not damage any part of the Property or any personal property owned or held by any tenant; (d) not injure or otherwise cause bodily harm to Seller, its agents, contractors and employees or any tenant; (e) promptly pay when due the costs of all tests, investigations and examinations done with regard to the Property; (f) not permit any liens to attach to the Property by reason of the exercise of its rights hereunder; (g) restore the Improvements and the surface of the Real Property to the condition in which the same was found before any such inspection or tests were undertaken, subject to normal wear and tear, damage caused by parties unaffiliated with Purchaser and casualty; (h) not reveal or disclose any information obtained by Purchaser in connection with Purchaser’s investigation concerning the Property to anyone outside Purchaser's organization other than its agents, consultants, representatives, lenders, financial partners, accountants, attorneys, clients, members, partners and other advisors and their agents, consultants and representatives, except to the extent required by any law or court order or in connection with any securities filings, registration statements or similar filings undertaken by Purchaser or in connection with any litigation that may arise between the parties in connection with the transactions contemplated by this Agreement; (i) not contact or otherwise interview any tenant except in the presence of Seller or one of Seller’s representatives; and (j) not contact any Federal, State or local governmental authority concerning the Property, other than standard requests for zoning verification materials. Purchaser shall, at its sole cost and expense, comply with all applicable federal, state and local laws, statutes, rules, regulations, ordinances or policies in conducting its inspection of the Property and Physical Testing. Purchaser shall, and does hereby agree to indemnify, defend and hold the Seller, its partners, officers, directors, employees, agents, attorneys and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including but not limited to reasonable attorneys' fees) arising out of Purchaser's or Purchaser's agents' actions taken in, on or about the Property in the exercise of the inspection right granted pursuant to Section 5.1, including, without limitation, (i) claims made by any tenant against Seller for Purchaser's entry into such tenant's premises or any interference with any tenant's use or damage to its premises or property in connection with Purchaser's review of the Property, and (ii) Purchaser's obligations pursuant to this Section 5.2; provided, however, the indemnity contained in this Section 5.2 does not extend to cover any loss or liability which may arise in any way out of a preexisting condition at the Property which may be discovered by Purchaser during the course of its investigations, except to the extent that such condition is exacerbated by Purchaser, its agents or consultants. This Section 5.2 shall survive the Closing and/or any termination of this Agreement.

5.3.    Seller Deliveries. To the extent not previously delivered to Purchaser, Seller shall deliver to Purchaser or make available at the Property, at Seller's option, all of the items specified on Exhibit B attached hereto (the "Documents") within five (5) days after the Effective Date to the extent such items are in Seller's possession or control; provided, however, except as otherwise expressly set forth in Section 7.1 hereof, Seller makes no representations or warranties of any kind regarding the accuracy, thoroughness or completeness of or conclusions drawn in the information contained in such documents, if any, relating to the Property. Except with respect to a claim for a breach of Seller’s representations or warranties expressly provided in Section 7.1 hereof, Purchaser hereby waives any and all claims against Seller arising out of the accuracy, completeness, conclusions or statements expressed in materials so furnished and any and all claims arising out of any duty of Seller to acquire, seek or obtain such materials. Notwithstanding anything contained in the preceding sentence, Seller shall not deliver or make available to Purchaser Seller's internal memoranda, attorney-client privileged materials, structural and physical inspection reports, internal appraisals, economic evaluations of the Property, nor any reports regarding the Property prepared by Seller or its affiliates solely for internal use or for the information of the investors in Seller. This Section 5.3 shall survive any termination of this Agreement without limitation.

5.4.    Independent Examination. Purchaser hereby acknowledges that, except as provided in Section 7.1, Purchaser is relying upon its own independent examination of the Property and all matters relating thereto and not upon the Documents and/or any statements of Seller or of any officer, director, employee, agent, broker, manager or attorney of Seller with respect to acquiring the Property. Seller shall not, except as otherwise expressly provided in Section 7.1, be deemed to have represented or warranted the completeness or accuracy of any studies, investigations and reports heretofore or hereafter furnished to Purchaser. The provisions of this Section 5.4 shall survive Closing and/or termination of this Agreement.

5.5.    Termination Right. In the event that Purchaser determines that it does desire to proceed to Closing, Purchaser shall deliver to Seller an unconditional written notice of such intent (a “Notice to Proceed”) prior to 5:00 PM (EST) on the last day of the Inspection Period. In the event that a Notice to Proceed is not so delivered or in the event that Purchaser delivers written notice to Seller at any time prior to the expiration of the Inspection Period that Purchaser elects not to proceed with the purchase of the Property under this Agreement, subject to the Surviving Termination Obligations (as defined in Section 16.12 herein), this Agreement shall terminate, the Deposit shall be delivered to Purchaser and thereupon neither party shall have any further rights or obligations to the other hereunder. This is an “all or none” transaction and Purchaser has no right to terminate this Agreement as to any part of the Property. The Notice to Proceed shall contain reference to those Service Contracts that Purchaser elects to assume (the “Assigned Contracts”) at Closing. If Purchaser fails to include such reference, then Purchaser shall be deemed to have elected to assume all of the Service Contracts.

ARTICLE VI.

Title and Survey Matters

6.1.Title. Purchaser shall obtain a title insurance commitment (the "Commitment") for an Owner's Policy of Title Insurance from the Title Company, covering the Real Property, together with a copy of all instruments reflected as exceptions set forth therein. Purchaser shall notify Seller in writing no later than five (5) business days prior to the expiration of the Inspection Period of any title exceptions, exclusions from coverage or other matters identified in the Commitment and/or any survey matters objected to pursuant to Section 6.2, which Purchaser disapproves (the "Title and Survey Objections"). In the event Purchaser timely notifies Seller of Title and Survey Objections, Seller will have the right, but not the obligation to cure such objections. Within five (5) business days after receipt of Purchaser’s notice of Title and Survey Objections, but in no event later than the expiration of the Inspection Period, Seller will notify Purchaser in writing if Seller elects to attempt to cure such objections (“Seller’s Cure Notice”). If Seller provides no Seller’s Cure Notice, Seller shall be deemed to have elected not to cure. If Seller elects not to cure such Title and Survey Objections, Purchaser will have the following options: (i) waive such uncured Title and Survey Objections and proceed to Closing without reduction of the Purchase Price; or (ii) to terminate this Agreement in accordance with Section 5.5 hereinabove. If Seller notifies Purchaser that Seller does not intend to attempt to cure any Title and Survey Objection (whether by lapse of time or by specific notice), Purchaser will, within two (2) business days after the date of such notice or the lapse of such two (2) business day period, notify Seller in writing whether Purchaser elects to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Any exception, exclusion from coverage or other matter shown in the Commitment as of the end of the Inspection Period or otherwise not disapproved in writing within said time period shall be deemed approved by Purchaser and shall constitute a "Permitted Exception" hereunder. Purchaser and Seller hereby agree that (i) all non-delinquent property taxes as of the Closing, (ii) the rights of the tenants under the Leases, (iii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser and (iv) the exceptions to title identified on Exhibit D attached hereto, shall constitute "Permitted Exceptions". Without Seller’s prior written consent, Purchaser shall not make any application to any governmental agency for any permit, approval, license or other entitlement for the Property or the use or development thereof. Notwithstanding anything to the contrary hereinabove, mortgages, deeds of trust, mechanics liens (solely to the extent created by Seller), tax liens and judgment liens and other instruments securing financings to Seller (collectively, “Mandatory Cure Items”) shall not be Permitted Exceptions and, in all events, Seller shall cause such Mandatory Cure Items to be discharged, removed or terminated, as applicable, by Closing.

6.2.Survey. Seller has provided Purchaser with a copy of Seller’s existing survey of the Property. Purchaser shall procure its own survey during the Inspection Period (the "Survey"). If the Survey, or any subsequently acquired survey, discloses any matters which are unacceptable to Purchaser, in Purchaser’s sole and absolute discretion, Purchaser shall notify Seller in writing no later than the expiration of the Inspection Period. Any survey matter shown on the Survey not disapproved in writing within said time period (or otherwise shown on the Survey or other survey as of the last day of the Inspection Period) shall be deemed approved by Purchaser and shall constitute a Permitted Exception hereunder. Seller may, at its sole election, on or before the Closing Date, have any Survey matters to which Purchaser has objected removed; provided, however, in no event will Seller be obligated to do so or otherwise incur costs with respect thereto.

6.3.New Title Exceptions. Notwithstanding anything to the contrary contained herein, if the Commitment or Survey is updated after the expiration of the Inspection Period to reflect a new title or survey exception which would, in the reasonable opinion of a reasonably prudent investor, adversely affect title to the Property or any portion thereof (a “New Title Exception”), Purchaser shall, as long as such New Title Exception was not caused or created by Purchaser, have the right to object to same by delivery of written notice to Seller (the “New Title Objection Notice”) on or before the earlier of the Closing Date or two (2) business days following the date Purchaser receives the updated Commitment or Survey. If Purchaser fails to timely deliver the New Title Objection Notice, Purchaser will be deemed to have waived such New Title Exception and same will be considered a Permitted Exception hereunder. Seller shall notify Purchaser in writing within two (2) business days (and, if necessary, the Closing Date shall be extended to permit Seller the full benefit of such two (2) business day period) (the “New Title Exception Cure Period”) following receipt of Purchaser’s notice of such New Title Exception that either (a) the New Title Exception has been, or will be at or prior to Closing, removed from the Commitment or the Survey, or insured against, as the case may be, or (b) Seller is unable or unwilling to cause such New Title Exception to be removed or insured against. Seller shall have no obligation to cure any New Title Exception, except to the extent such New Title Objection constitutes a Mandatory Cure Item. If, upon the expiration of the New Title Exception Cure Period, Seller has not notified Purchaser that Seller has elected to cure the New Title Exception, then Purchaser may elect (which election must be made in writing within two (2) business days following expiration of the New Title Exception Cure Period, and, if necessary, the Closing Date shall be extended to permit Purchaser the full benefit of such two (2) business day period) either: (i) to terminate this Agreement as Purchaser’s sole remedy hereunder (in which event the Deposit shall be delivered to Purchaser and thereupon neither party shall, subject to the Surviving Termination Obligations, have any further rights or obligations to the other hereunder); or (ii) to take title subject to the New Title Exception. If Purchaser shall fail to timely notify Seller in writing of its election to terminate this Agreement on or before the Closing Date, time being of the essence, the termination right described in this Section 6.3 shall be immediately null and void and of no further force or effect, the Closing will occur as scheduled and the Permitted Exceptions will include all uncured New Title Exceptions.

ARTICLE VII.

Representations and Warranties of the Seller

7.1.Seller's Representations. Seller represents and warrants that the following matters are true and correct as of the Effective Date with respect to the Property and as a condition of Closing, these matters will be true and correct at Closing.

7.1.1.    Authority. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware, and, to the extent necessary, is qualified to conduct business in the State in which the Property is located. This Agreement has been duly authorized, executed and delivered by Seller, is the legal, valid and binding obligation of Seller, and does not, to the best of Seller’s knowledge, violate any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject. All documents to be executed by Seller which are to be delivered at Closing, will, at the time of Closing, (a) be duly authorized, executed and delivered by Seller, (b) be legal, valid and binding obligations of Seller, and (c) not violate, to the best of Seller’s knowledge, any provision of any agreement or judicial order to which Seller is a party or to which Seller is subject.

7.1.2.    Foreign Person. Seller is not a foreign person within the meaning of Section 1445(f) of the Internal Revenue Code, and Seller agrees to execute any and all documents necessary or required by the Internal Revenue Service or Purchaser in connection with such declaration(s).

7.1.3.    Patriot Act Compliance. Neither Seller nor, to Seller’s knowledge, any person, group, entity or nation that Seller is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Federal, State or local law, rule or regulation (each a “Law” and collectively, the “Laws”) that is enforced or administered by the Office of Foreign Assets Control, and Seller is not engaging in the transaction described in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% of more Seller’s voting securities being a presumptive control position) any such person, group, entity or nation. Seller is not engaging in this Agreement, directly or indirectly, in violation of any laws relating to drug trafficking, money laundering or predicate crimes to money laundering. Seller has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

7.1.4.    Service Contracts. To the best of Seller’s knowledge, after due inquiry of the property manager, there are no Service Contracts (excluding management and brokerage agreements which will be terminated at Closing) affecting or relating to the Property other than the Service Contracts listed on Schedule 7.1.4. To the best of Seller’s knowledge, no party under the Service Contracts is in default under the Service Contracts.

7.1.5    Leases. A true, correct and complete list of all existing Leases affecting the Property as of the Effective Date (the “Existing Leases”) is attached hereto as Exhibit E. The rent roll attached as Exhibit E is the rent roll prepared by Seller’s property manager in the ordinary course of business in connection with its management of the Property. To the best of Seller’s knowledge, Seller has neither given nor received any written notice of default under the Leases that remain uncured. To Seller’s knowledge, except in connection with or in any Approved New Lease, there are no unpaid Leasing Costs.

7.1.6    Bankruptcy. Seller has not (i) made a general assignment for the benefit of creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Seller’s, or such tenant’s, creditors, as the case may be, (iii) suffered the appointment of a receiver to take possession of all, or substantially all, of Seller’s assets, which remains pending, (iv) suffered the attachment or other judicial seizure of all, or substantially all of Seller’s assets, which remains pending, (v) admitted in writing its inability to pay its debts as they come due, or (vi) made an offer of settlement, extension or composition to its creditors generally.

7.1.7    Litigation. There are no actions, suits, claims or other proceedings pending, or to the best of Seller’s knowledge, contemplated or threatened against (a) Seller that could affect Seller’s ability to perform its obligations under this Agreement in a timely manner, or (b) which affect any portion of the Property.

7.1.8    No Options or Rights of First Refusal. Seller has not granted to any other party an option or right of first refusal to purchase the Property which option or right of first refusal remains valid and outstanding.

7.1.9    No Violations. To the best of Seller’s knowledge, after due inquiry with the property manager, Seller has received no written notice of any violation of, or of any delinquent payment which may be required under, any applicable laws (including, without limitation, environmental laws), ordinances, regulations, declarations, covenants, conditions and restrictions related to the Property or the occupancy thereof which remain uncured as of the Effective Date.

7.1.10    ERISA.  Seller is not (i) an “employee benefit plan” (within the meaning of Section 3(3) of ERISA) that is subject to Title I of ERISA, or (ii) a “plan” described in Section 4975(e)(I) of the Internal Revenue Code of 1986, as amended, or (iii) any entity whose underlying assets are considered to include “plan assets” of any such “employee benefit plan” or “plan” (within the meaning of the plan asset regulations promulgated by the Department of Labor, 29, C.F.R. Section 2510.3-101), as modified by Section 3(42) of ERISA.

7.1.11    Environmental Matters. To the best of Seller’s knowledge, Seller has or will deliver to Purchaser all of the reports prepared by third party environmental consultants to the express benefit of Seller with respect to the Property in Seller’s possession or control (the “Environmental Reports”). Except as may otherwise be set forth in the Environmental Reports, to the best of Seller’s knowledge, there are no hazardous substances or materials on the Property in violation of any applicable environmental law.

7.1.12    Counterparty Form. The “Know Your Customer” form completed by Seller and delivered to Purchaser prior to the Effective Date, a copy of which is attached hereto as Schedule 7.1.12, is true, correct and complete.

7.2.Seller's Knowledge. For purposes of this Agreement and any document delivered at Closing, whenever the phrases "to the best of Seller's knowledge", or the "knowledge" of Seller or words of similar import are used, they shall be deemed to refer to the current, actual, conscious knowledge only, and not any implied, imputed or constructive knowledge, without any independent investigation having been made or any implied duty to investigate, of Luke Marchand, Dispositions Manager, and Nhat Nguyen, Asset Manager, and Seller represents that the foregoing are the individuals with the primary responsibility for overseeing the operation and sale of the Property. Such individuals shall have no personal liability hereunder.

7.1.    Change in Representation/Waiver. If at or prior to Closing, Seller obtains actual knowledge that any Seller’s representation or warranty made in this Article VII is untrue, inaccurate or incorrect in any material respect, Seller shall give Purchaser written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). Notwithstanding anything to the contrary contained herein, Purchaser acknowledges that it shall not be entitled to rely on any representation or warranty made by Seller in this Article VII to the extent, prior to or at Closing, Purchaser shall have or obtain current, actual, conscious knowledge (and not any implied, imputed or constructive knowledge) of facts contradictory to such representation or warranty; provided, however, if Purchaser determines prior to Closing that there is a breach of any of the representations and warranties made by Seller above, then Purchaser may, at its option, by sending to Seller written notice of its election either (a) terminate this Agreement, or (b) waive such breach and proceed to Closing with no adjustment in the Purchase Price and Seller shall have no further liability as to such matter thereafter, except for liens resulting from Seller’s acts. In the event Purchaser terminates this Agreement for the reasons set forth above, the Deposit shall be immediately refunded to Purchaser and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than the Surviving Termination Obligations however if such termination is due solely to an intentional or willful breach of any of the representations or warranties made by Seller, then Purchaser shall have the rights and remedies set forth in Section 13.1 below. In furtherance thereof, except as expressly set forth above, Seller shall have no liability with respect to any of the foregoing representations and warranties or any representations and warranties made in any other document executed and delivered by Seller to Purchaser to the extent that, prior to Closing, Purchaser shall have or obtain current, actual, conscious knowledge (and not any implied, imputed or constructive knowledge), that contradicts any such representations and warranties, or renders any such representations and warranties untrue or incorrect, and Purchaser nevertheless consummates the transaction contemplated by this Agreement.

7.2.    Survival. The express representations and warranties of Seller made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is six (6) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

ARTICLE VIII.

Representations and Warranties of Purchaser

8.1.Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and the Closing Date.

8.1.1.    Authority. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and to the extent necessary, is qualified (or will be as of Closing) to conduct business in the State of Florida. This Agreement has been duly authorized, executed and delivered by Purchaser, is the legal, valid and binding obligation of Purchaser, and does not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject. All documents to be executed by Purchaser which are to be delivered at Closing, at the time of Closing will be duly authorized, executed and delivered by Purchaser, at the time of Closing will be legal, valid and binding obligations of Purchaser, and at the time of Closing will not, to the best of Purchaser’s knowledge, violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

8.1.2.    ERISA Compliance. Purchaser is not, and is not acting on behalf of a "plan" nor, to the best of Purchaser’s knowledge, an entity whose assets are deemed to be “plan assets” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and its applicable regulations as issued by the Department of Labor and the Internal Revenue Service, "ERISA"). Purchaser represents and warrants to the Seller that the transactions contemplated by this Agreement are not “prohibited transactions” under the ERISA. This ERISA representation is given to Seller with the specific intent that Seller rely on the same in entering into this Agreement. The foregoing representation and warranty shall survive the Closing.

8.1.3.    No Financing Contingency. It is expressly acknowledged by Purchaser that this transaction is not subject to any financing contingency, and no financing for this transaction shall be provided by Seller.

8.1.4.    Bankruptcy or Debt of Purchaser. Purchaser has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by Purchaser’s creditors, suffered the appointment of a receiver to take possession of all, or substantially all, of Purchaser’s assets, suffered the attachment or other judicial seizure of all, or substantially all, of Purchaser’s assets, admitted in writing its inability to pay its debts as they come due or made an offer of settlement, extension or composition to its creditors generally.

8.1.5.    Patriot Act.    Neither Purchaser nor any person, group, entity or nation that Purchaser is acting, directly or indirectly for, or on behalf of, is named by any Executive Order (including the September 23, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or is otherwise a banned or blocked person, group, entity, or nation pursuant to any applicable Law that is enforced or administered by the Office of Foreign Assets Control, and Purchaser is not engaging in the transaction described in this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transaction, directly or indirectly, on behalf of, and is not controlled by (with ownership of 20% of more Purchaser’s voting securities being a presumptive control position) any such person, group, entity or nation. Neither Purchaser, nor any person that controls Purchaser, has its principal place of business or conducts the majority of its business operations (measured by revenue) in any nation described in the preceding sentence. Purchaser is not engaging in this transaction, directly or indirectly, in violation of any Laws relating to drug trafficking, money laundering or predicate crimes to money laundering. None of the funds of Purchaser have been or will be derived from any unlawful activity with the result that the investment of direct or indirect equity owners in Purchaser is prohibited by Law or that the transaction or this Agreement is or will be in violation of Law. Purchaser has and will continue to implement procedures, and has consistently and will continue to consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times prior to Closing.

8.2.Purchaser's Acknowledgment. Purchaser acknowledges and agrees that, except as expressly provided in Section 7.1 of this Agreement or in any closing document delivered by Seller at Closing, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to (a) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, (b) the income to be derived from the Property, (c) the suitability of the Property for any and all activities and uses which Purchaser may conduct thereon, (d) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any applicable governmental authority or body, including, without limitation, the Americans with Disabilities Act and any rules and regulations promulgated thereunder or in connection therewith, (e) the habitability, merchantability or fitness for a particular purpose of the Property, or (f) any other matter with respect to the Property, and except as expressly set forth in Section 7.1 of this Agreement or in any closing document, specifically that Seller has not made, does not make and specifically disclaims any representations regarding solid waste, as defined by the U.S. Environmental Protection Agency regulations at 40 C.F.R., Part 261, or the disposal or existence, in or on the Property, of any hazardous substance or hazardous waste, as defined by the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and other applicable state laws, and regulations promulgated thereunder. Purchaser further acknowledges and agrees that, except as expressly provided in Section 7.1, having been given the opportunity to inspect the Property, Purchaser is relying solely on its own investigation of the Property and not on any information provided or to be provided by Seller. Purchaser further acknowledges and agrees that, except as expressly set forth in Section 7.1, any information provided or to be provided with respect to the Property was obtained from a variety of sources and that Seller has not made any independent investigation or verification of such information. Purchaser further acknowledges and agrees that, except as expressly provided in Section 7.1 of this Agreement or in any closing document delivered by Seller at Closing, and as a material inducement to the execution and delivery of this Agreement by Seller, the sale of the Property as provided for herein is made on an "AS IS, WHERE IS" CONDITION AND BASIS "WITH ALL FAULTS." Purchaser acknowledges, represents and warrants that Purchaser is not in a significantly disparate bargaining position with respect to Seller in connection with the transaction contemplated by this Agreement; that Purchaser freely and fairly agreed to this acknowledgment as part of the negotiations for the transaction contemplated by this Agreement. Notwithstanding anything herein to the contrary, in no event shall Seller have any liability for any breach of a representation, warranty, covenant and/or indemnity set forth herein or in any of the closing documents in excess of Five Hundred Thirty-Three Thousand Seven Hundred Fifty and no/100 Dollars ($533,750.00) (“Seller’s Liability Cap”) in the aggregate for all claims, including court costs and reasonable attorneys’ fees for enforcement, in the aggregate, provided, Seller’s Liability Cap shall not apply to Seller’s obligations pursuant to Section 4.2 or Seller’s obligations with respect to the Brokers pursuant to Section 14.1. Seller shall maintain a net worth and internal liquid reserves of no less than the Seller’s Liability Cap through the date that is six (6) months from Closing, or if applicable, the date of resolution of any claim filed by Purchaser within such six (6) month period. The provisions of this Section 8.2 shall survive Closing and/or termination of this Agreement.

8.3.Purchaser's Release. Purchaser on behalf of itself and its successors and assigns waives its right to recover from, and forever releases and discharges, Seller, Seller's partners, each of their respective members, trustees, employees and agents of each of them, and their respective heirs, successors, personal representatives and assigns from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with (i) the physical condition of the Property, (ii) the condition of title to the Property, (iii) the presence on, under or about the Property of any mold or hazardous or regulated substance, (iv) the Property's compliance with any applicable federal, state or local law, rule or regulation, or (v) any other aspect of the Property; provided, however, the foregoing release does not release Seller for liability for any breach of the representations and warranties of Seller set forth in Section 7.1 of this Agreement. Notwithstanding anything herein to the contrary (including the foregoing release), Purchaser has no obligation to indemnify Seller for third party claims asserted before or after the Closing as a result of any act or omission taken or failed to be taken by or on Seller’s behalf prior to the Closing, and the release shall not apply to third-party tort claims relating to the Property and occurring during Seller’s ownership of the Property. The release set forth in this Section 8.3 includes claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect

Purchaser’s release to Seller. The terms and provisions of this Section 8.3 shall survive Closing and/or termination of this Agreement.

8.4.Survival. The express representations and warranties of Purchaser made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commences, if at all, on or before the date which is six (6) months after the date of the Closing and, if not commenced on or before such date, thereafter such representations and warranties shall be void and of no force or effect.

ARTICLE IX.

Seller's Interim Operating Covenants.

9.1.Operations. Seller shall continue to operate, manage and maintain the Improvements through the Closing Date in the ordinary course of Seller's business and substantially in accordance with Seller's present practice, subject to ordinary wear and tear and further subject to Article XII of this Agreement.

9.2.Maintain Insurance. Seller shall maintain until the Closing Date fire and extended coverage insurance on the Property which is at least equivalent in all material respects to the insurance policies covering the Real Property and the Improvements as of the Effective Date.

9.3.Personal Property. Seller shall not transfer or remove any Personal Property from the Improvements after the Effective Date except for repair or replacement thereof. Any items of Personal Property replaced after the Effective Date shall be promptly installed prior to Closing and shall be of substantially similar quality to the item of Personal Property being replaced.

9.4.No Sales. Except for the execution of tenant Leases pursuant to Section 9.5, Seller shall not convey any interest in the Property to any third party.

9.5.Tenant Leases. Seller shall not, from and after the Effective Date, (i) grant any consent or waive any material rights under the Leases, (ii) terminate any Lease, or (iii) enter into a new lease, modify an existing Lease or renew, extend or expand an existing Lease in each case without the prior written approval of Purchaser (an "Approved New Lease"), which in each case shall not be unreasonably withheld, conditioned or delayed, and which shall be deemed granted if Purchaser fails to respond to a request for approval within five (5) business days after receipt of the request therefor together with a summary of lease terms and credit information of the proposed tenant.

9.6.Open Permits. Seller shall, at Seller’s sole cost and expense, use commercially reasonable efforts to close out any open permits for work performed by Seller or funded by Seller (e.g., tenant improvement allowance) and completed prior to Closing (the “Open Permits”).

9.7.Florida Certificate of Compliance. Seller shall use reasonable efforts to obtain and deliver to Purchaser a certificate of compliance from the FDOR indicating whether or not there are any outstanding Florida sales and use taxes, interest or penalties with respect to the Property and which relate to the period of Seller’s ownership of the Property.

9.8.Service Contracts. Seller shall not enter into any new Service Contracts without Purchaser’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Seller may, without the prior consent of Purchaser, enter into any new Service Contracts in the normal course of business which by their terms are terminable upon thirty (30) days or less notice without payment of a fee or penalty, provided that Seller shall provide Purchaser written notice thereof and a copy of any such new Service Contracts. If Purchaser elects to proceed to Closing, Purchaser acknowledges that Assigned Contracts will include, regardless of whether listed in Purchaser’s Notice to Proceed, all Service Contracts, if any, which are not terminable on thirty (30) or less days’ notice, without cause and without penalty or fee to Seller. Seller shall deliver a termination notice at the Closing as to all Service Contracts Purchaser elects to terminate, but Purchaser will be responsible for any charges due under such Service Contracts from the Closing Date until the effective date of termination.

ARTICLE X.

Closing Conditions.

10.1.Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date except to the extent that any of such conditions may be waived by Seller in writing at Closing.

10.1.1.    Representations, Warranties and Covenants of Purchaser. All representations and warranties of Purchaser in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Purchaser shall be acceptable to Seller, and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser prior to the Closing Date.

10.2.Conditions to Obligations of Purchaser. The obligations of Purchaser under this Agreement to purchase the Property and consummate the other transactions contemplated hereby shall be subject to the satisfaction of the following conditions on or before the Closing Date, except as otherwise provided below or to the extent that any of such conditions may be waived by Purchaser in writing at Closing.

10.2.1.    Representations, Warranties and Covenants of Seller. All representations and warranties of Seller in this Agreement shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if such representations and warranties were made anew as of the Closing Date. Any changes to such representations disclosed by Seller shall be acceptable to Purchaser, and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller prior to the Closing Date. Notwithstanding the foregoing, no change in circumstances or status of the tenants (e.g., defaults, bankruptcies or other adverse matters relating to such tenant) occurring after the end of the Inspection Period, shall permit Purchaser to terminate this Agreement or constitute grounds for Purchaser’s failure to close in accordance with the terms hereof, unless Dependable Packaging Solutions Inc. (“Dependable”) is the subject of a bankruptcy filing after the end of the Inspection Period and prior to Closing, in which event Purchaser shall be permitted to (i) terminate this Agreement and be entitled to an immediate refund of the Deposit, and neither Purchaser nor Seller shall thereafter have any other rights or remedies hereunder other than the Surviving Termination Obligations, or (ii) elect to purchase the Property and proceed to Closing without any reduction in the Purchase Price.

10.2.2.     Tenant Estoppels. Purchaser shall have received tenant estoppel certificates (the "Tenant Estoppel Certificates") dated not more than thirty (30) days prior to the originally scheduled Closing Date in substantially the form attached hereto as Exhibit C (or, if different, the form required by the applicable Lease) from tenants who lease, in the aggregate, one hundred percent (100%) of the leased square footage of the Improvements (the “Required Estoppel Amount”). Seller shall provide Purchaser with copies of the Tenant Estoppel Certificates prepared by Seller for Purchaser’s review and comment before delivering the completed Tenant Estoppel Certificates to the tenants and the completed Tenant Estoppel Certificates shall be deemed approved by Purchaser on the expiration of three (3) business days following such delivery unless Purchaser provides Seller in writing any comments to, or objections concerning the substance of the completed Tenant Estoppel Certificates to be delivered to the tenants under the Leases. If the Required Estoppel Amount has not been received or if the Tenant Estoppel Certificates received contain information or omissions unacceptable to Purchaser in its reasonable discretion, either party shall have the right to extend the Closing Date by delivery of written notice to the other party on or before the second (2nd) business day prior to the Closing until the earlier of (1) the fifth (5th) business day following the date the Required Estoppel Amount has been received; or (2) the thirtieth (30th) day following the Closing Date. In no event shall Seller be obligated to deliver updates to any of the Tenant Estoppel Certificates. Seller will deliver Purchaser a copy of each signed Tenant Estoppel Certificate promptly following Seller’s receipt thereof. Purchaser agrees not to unreasonably object to or withhold Purchaser’s consent to any alternate estoppel form or changes made by any tenant to the form attached hereto. If Purchaser fails to furnish Seller with a written notice of disapproval (which notice, in order to be effective, must include Purchaser’s specific objections), within three (3) business days from the date of Seller’s delivery thereof, such Tenant Estoppel Certificate will be deemed approved by Purchaser.

10.2.3.     Title Policy. Upon recordation of the Deed and payment of the title insurance premiums, Title Company shall be committed to issue the Title Policy to Purchaser.

10.2.4.    Possession of the Property. Delivery by Seller of possession of the Property, subject to the Permitted Exceptions and the rights of tenants under the Leases and Approved New Leases.

If any condition specified in this Section 10.2 is not satisfied on or before the Closing Date through no breach by Purchaser, Purchaser may, at its option, and in its sole and absolute discretion, (a) waive any such condition which can legally be waived at the Closing and proceed to Closing without adjustment or abatement of the Purchase Price, or (b) terminate this Agreement by written notice thereof to Seller, in which case the Deposit shall be promptly returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Obligations. If any such failure of a condition is due to a default by Seller, Purchaser shall continue to have all rights and remedies available to Purchaser under Section 13.1.

ARTICLE XI.

Closing

11.1.Purchaser's Closing Obligations. Purchaser, at its sole cost and expense, shall deliver or cause to be delivered to Seller at Closing the following:

11.1.1.    The Purchase Price, after all adjustments are made at the Closing as herein provided, by wire transfer or other immediately available federal funds, which amount shall be received in escrow by the Title Company at or before 1:00 p.m. (local time at the Property).

11.1.1.    A general assignment substantially in the form attached hereto as Exhibit G (the "General Assignment").

11.1.2.    Written notice addressed to the tenants in substantially the form attached as Exhibit H (the "Tenant Notice").

11.1.3.    A closing statement setting forth the Purchase Price and all credits, adjustments and prorations between Purchaser and Seller (the “Closing Statement”).

11.1.4.    A certificate executed by Purchaser certifying that all representations and warranties (as may have been updated from time to time pursuant to this Agreement) made by Purchaser in Section 8.1 of this Agreement are true and correct in all material respects as of the Closing.

11.1.5.    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, any certificate of value or similar instrument required under applicable law.

11.2.Seller's Closing Obligations. Seller, at its sole cost and expense, shall deliver or cause to be delivered to Purchaser the following:

11.2.1.    A Special Warranty Deed (the "Deed"), in the form attached hereto as Exhibit F.
11.2.2.    The General Assignment.

11.2.3.    The Tenant Notice.

11.2.4.    The Closing Statement.

11.2.5.    An updated rent roll prepared by Seller’s property manager in the ordinary course of business in connection with its management of the Property, dated as of the Closing Date.

11.2.6.     An affidavit from Seller in the form attached hereto as Exhibit K, with such modifications as may be reasonably requested by the Title Company.

11.2.7.     Certificates of such resolutions in form and content as the Title Company may reasonably request evidencing Seller's existence, power and authority to enter into and execute this Agreement and to consummate the transactions herein contemplated.

11.2.8.     A certificate executed by Seller certifying that all representations and warranties (as may have been updated from time to time pursuant to this Agreement) made by Seller in Section 7.1 of this Agreement are true and correct in all material respects as of the Closing.

11.2.9.    A certificate substantially in the form attached hereto as Exhibit I ("Non-foreign Entity Certification") certifying that Seller is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

11.2.10.    The following items, to the extent in Seller's possession (which need not be delivered at the Closing, but may, instead, be delivered in the Property’s management office): (a) all keys for all entrance door and spaces which may be locked (whether occupied or not) in the Improvements; and (b) all original (or copies where originals are not available) of the Leases, books, records, tenant files, operating reports, plans and specifications and other materials reasonably necessary to the continuity of operation of the Property.

11.2.11.    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

ARTICLE XII.

Risk of Loss.

12.1.Condemnation and Casualty. If, prior to the Closing Date, all or any portion of the Property is taken by condemnation or eminent domain, or is the subject of a pending taking which has not been consummated, or is destroyed or damaged by fire or other casualty, Seller shall notify Purchaser of such fact promptly after Seller obtains knowledge thereof. If such condemnation or casualty is "Material" (as hereinafter defined), Purchaser shall have the option to terminate this Agreement upon notice to Seller given not later than fifteen (15) days after receipt of Seller's notice, (and the Closing Date shall be extended to allow such fifteen (15) day period to run if necessary). If this Agreement is terminated, the Deposit shall be returned to Purchaser and thereafter neither Seller nor Purchaser shall have any further rights or obligations to the other hereunder except with respect to the Surviving Termination Obligations. If this Agreement is not terminated, Seller shall not be obligated to repair any damage or destruction but (a) Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds or condemnation proceeds, as applicable, (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such fire or other casualty or condemnation, and (b) the parties shall proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price except for a Purchase Price credit in the amount of the applicable insurance deductible.

12.2.Condemnation Not Material. If the condemnation is not Material, then the Closing shall occur without abatement of the Purchase Price and Seller shall assign, without recourse, all awards or any rights to collect condemnation awards to Purchaser on the Closing Date.

12.3.Casualty Not Material. If the Casualty is not Material, then the Closing shall occur without abatement of the Purchase Price except for a Purchase Price credit in the amount of the applicable insurance deductible and any damage from such Casualty not covered by the insurance proceeds. Seller shall not be obligated to repair such damage or destruction and Seller shall assign, without recourse, and turn over to Purchaser all of the insurance proceeds net of any reasonable (a) costs of repairs actually incurred by Seller, and (b) collection costs (or, if such have not been awarded, all of its right, title and interest therein) payable with respect to such casualty and credit the Purchase Price with the amount of any applicable insurance deductible.

12.4.Materiality. For purposes of this Article XII (a) with respect to a taking by eminent domain, the term "Material" shall mean: (1) any taking whatsoever, regardless of the amount of the award or the amount of the Property taken, excluding, however, any taking solely of subsurface rights or takings for utility easements or right of way easements, if the surface of the Property, after such taking, may be used in substantially the same manner as though such rights had not been taken, or (2) any taking that results in Dependable having the right to terminate its Lease because of such condemnation and Dependable does not waive such termination right; and (b) with respect to a casualty, the term "Material" shall mean any casualty such that: (x) the cost of repair, as reasonably estimated by Seller's engineer, is in excess of ten percent (10%) of the Purchase Price; or (y) Dependable has the right to terminate its Lease and Dependable does not waive such termination right.

12.5.Uninsured/Underinsured Casualty. Notwithstanding anything herein to the contrary, in the event of an uninsured loss or a loss not fully covered by insurance, without waiving Purchaser’s right to terminate on account of a Material casualty or condemnation, Seller shall have the right, at Seller’s sole option, to provide an additional credit to Purchaser at Closing equal to the excess of (a) the cost of repairing the Property, as reasonably estimated by an engineer engaged by Seller and reasonably acceptable to Purchaser, over (b) the available insurance proceeds assigned to Purchaser. If, however, Seller elects not to provide Purchaser with such credit, Purchaser shall have the right to terminate this Agreement by delivery of written notice to Seller on or before the earlier of the Closing Date or five (5) business days following the date Purchaser’s receives Seller’s written notice of its election not to provide such additional credit.

ARTICLE XIII.

Default

13.1.Default by Seller. In the event the Closing and the transactions contemplated hereby do not occur as provided herein by reason of the default of Seller, Purchaser may elect, as the sole and exclusive remedy of Purchaser, to (a) terminate this Agreement and receive the Deposit from the Escrow Agent, and in such event Seller shall not have any other liability whatsoever to Purchaser hereunder other than (i) with respect to the Surviving Termination Obligations, and (ii) solely if the default by Seller is a willful failure to close or a willful misrepresentation by Seller, to require Seller to reimburse Purchaser for up to One Hundred Thousand and No/100 Dollars

($100,000.00) of Purchaser’s actual, documented, third party out-of-pocket costs and expenses associated with conducting its due diligence related to the Property (“Purchaser’s Due Diligence Costs”), or (b) enforce specific performance of Seller’s obligation to convey the Property, without adjustment to, or credit against, the Purchase Price. Purchaser shall be deemed to have elected to terminate this Agreement (as provided in subsection (a) above) if Purchaser fails to deliver to Seller written notice of its intent to file a cause of action for specific performance against Seller on or before twenty (20) days after the originally scheduled Closing Date, or having given Seller notice, fails to file a lawsuit asserting such cause of action within sixty (60) days after the originally scheduled Closing Date. Notwithstanding the foregoing, nothing contained herein shall limit Purchaser's remedies at law or in equity, as to the Surviving Termination Obligations; provided, however, (a) Purchaser shall seek only actual damages and not consequential or indirect damages as a result of any default by Seller, and (b) in no event shall Seller's aggregate liability to Purchaser under this Agreement exceed an amount equal to Seller’s Liability Cap for all claims, including court costs and reasonable attorneys’ fees for enforcement, in the aggregate. If Seller’s default hereunder makes specific performance of the Agreement unavailable (i.e., not merely impracticable or inconvenient) because Seller intentionally sold or conveyed the Property to anyone other than Purchaser (or its permitted assignee) prior to Closing in breach of this Agreement then, upon termination of this Agreement by Purchaser pursuant to subsection (a) above, in addition to the return of the Deposit and Purchaser’s Due Diligence Costs, anything in the Agreement to the contrary notwithstanding, Purchaser shall have the right to make demand upon Seller for reimbursement for up to the actual profit realized by Seller in selling the Property to a third party in violation of this Agreement (i.e., the difference, if any, between the net Purchase Price set forth in this Agreement and the net purchase price or other consideration received by Seller in such third party sale).

13.2.Default by Purchaser. IN THE EVENT THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF ANY DEFAULT OF PURCHASER, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER. THEREFORE, PURCHASER AND SELLER HEREBY AGREE A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IS AND SHALL BE, AS SELLER'S SOLE AND EXCLUSIVE REMEDY (WHETHER AT LAW OR IN EQUITY), A SUM EQUAL TO THE DEPOSIT. UPON SUCH DEFAULT BY PURCHASER, SELLER SHALL HAVE THE RIGHT TO RECEIVE THE DEPOSIT FROM THE ESCROW AGENT AS ITS SOLE AND EXCLUSIVE REMEDY AND THEREUPON THIS AGREEMENT SHALL BE TERMINATED AND NEITHER SELLER NOR PURCHASER SHALL HAVE ANY FURTHER RIGHTS OR OBLIGATIONS HEREUNDER EXCEPT WITH RESPECT TO THE SURVIVING TERMINATION OBLIGATIONS. NOTWITHSTANDING THE FOREGOING, NOTHING CONTAINED HEREIN SHALL LIMIT SELLER'S REMEDIES AT LAW OR IN EQUITY AS TO THE SURVIVING TERMINATION OBLIGATIONS, PROVIDED SELLER SHALL SEEK ONLY ACTUAL DAMAGES AND NOT CONSEQUENTIAL OR INDIRECT DAMAGES AS A RESULT OF ANY DEFAULT BY PURCHASER.

ARTICLE XIV.

Brokers

14.1.Brokers. Purchaser and Seller each represents and warrants to the other that it has not dealt with any person or entity entitled to a brokerage commission, finder's fee or other compensation with respect to the transaction contemplated hereby, other than CBRE, Inc. (the “Broker”). Seller shall be responsible to pay any commission owing to the Broker in connection with the transaction contemplated hereby pursuant to the terms of a separate agreement between Seller and the Broker. Purchaser hereby agrees to indemnify, defend, and hold Seller harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Seller by reason of any breach or inaccuracy of the Purchaser's (or its nominee's) representations and warranties contained in this Article XIV. Seller hereby agrees to indemnify, defend, and hold Purchaser harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys' fees and costs) incurred by Purchaser by reason of any breach or inaccuracy of Seller's representations and warranties contained in this Article XIV. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third party beneficiary of this Agreement or the Deposit, that no broker shall have any rights or cause of action hereunder, and further that the consent of a broker shall not be necessary to any agreement, amendment, or document with respect to the transaction contemplated by this Agreement. The provisions of this Article XIV shall survive the Closing and/or termination of this Agreement.

ARTICLE XV.

Confidentiality

15.1.Confidentiality. Purchaser expressly acknowledges and agrees that the transactions contemplated by this Agreement, the Documents that are not otherwise known by or readily available to the public and the terms, conditions and negotiations concerning the same shall be held in the strictest confidence by Purchaser and shall not be disclosed by Purchaser except to its legal counsel, lenders, investors, surveyor, title company, broker, accountants, consultants, officers, partners, directors and shareholders (the "Authorized Representatives"), and except and only to the extent that such disclosure may be necessary for its performance hereunder. Purchaser agrees that it shall instruct (and will be responsible for the compliance of) each of its Authorized Representatives to maintain the confidentiality of such information. Purchaser further acknowledges and agrees that, unless and until the Closing occurs, all information and materials obtained by Purchaser in connection with the Property that are not otherwise known by or readily available to the public will not be disclosed by Purchaser to any third persons (other than to its Authorized Representatives) without the prior written consent of Seller. If the transaction contemplated by this Agreement does not occur for any reason whatsoever, Purchaser shall promptly destroy or return to Seller, and shall instruct its Authorized Representatives to destroy or return to Seller, all copies and originals of all documents and information provided to Purchaser. Nothing contained in this Section 15.1 shall preclude or limit either party from disclosing or accessing any information otherwise deemed confidential under this Section 15.1 in connection with the party's enforcement of its rights following a disagreement hereunder or in response to lawful process or subpoena or other valid or enforceable order of a court of competent jurisdiction or any filings with Authorities required by reason of the transactions provided for herein or in connection with any securities filings, registration statements or similar filings undertaken by Purchaser. The provisions of this Section 15.1 shall survive any termination of this Agreement.

15.2.Post Closing Publication. Notwithstanding the foregoing, following Closing, Purchaser and Seller shall each have the right to announce the sale and acquisition of the Property in newspapers and real estate trade publications (including "tombstones") publicizing the purchase. The provisions of this Section 15.2 shall survive Closing and/or any termination of this Agreement.

ARTICLE XVI.

Miscellaneous
16.1.Notices. Any and all notices, requests, demands or other communications hereunder shall be deemed to have been duly given if in writing and if transmitted by hand delivery with receipt therefor, by e-mail delivery (with confirmation by hard copy), by overnight courier, or by registered or certified mail, return receipt requested, first class postage prepaid addressed as follows (or to such new address as the addressee of such a communication may have notified the sender thereof) (the date of such notice shall be the date of actual delivery to the recipient thereof):

To Purchaser:    RREEF America L.L.C.
345 Park Avenue
26th Floor
New York, NY 10154
Attention:     David W. Hamm
Phone No.:    (212) 454-3900
E-mail:     david.hamm@dws.com

With a copy to:    Alston & Bird LLP
1201 West Peachtree Street
Atlanta, GA 30309
Attention:     Christina Malone
Phone No.:    (404) 881-7814
E-mail:     christina.malone@alston.com

To Seller:     c/o TA Realty
28 State Street, 10th Floor
Boston, Massachusetts 02109
Attn: Luke Marchand
Phone No.:    (617) 476-2700
E-mail:    marchand@tarealty.com

With a copy to:     Friedlander Misler, PLLC
5335 Wisconsin Avenue, NW
Suite 600
Washington, D.C. 20015
Attn:     Deborah G. Astrove, Esq.
Attn:    Amy C. Stouffer, Esq.
Phone No.:    (202) 872-0800

E-mail:    dgastrove@dclawfirm.com
E-mail:    astouffer@dclawfirm.com

To Escrow Agent:    Commonwealth Land Title Insurance Company
685 Third Avenue, 20th Floor
New York, New York 10017
Attention: Debra Sollitto
Email: dsollitto@cltic.com

16.2.Governing Law. This Agreement shall be governed by and construed in accordance with the internal, substantive laws in which the Property is located, without regard to the conflict of laws principles thereof.

16.3.Headings. The captions and headings herein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.

16.4.Effective Date. This Agreement shall be effective upon delivery of this Agreement fully executed by Seller and Purchaser, which date shall be deemed the Effective Date hereof. Either party may request that the other party promptly execute a memorandum specifying the Effective Date.

16.5.Business Days/Computation of Time. If any date herein set forth for the performance of any obligations of Seller or Purchaser or for the delivery of any instrument or notice as herein provided should be on a Saturday, Sunday or legal holiday, the compliance with such obligations or delivery shall be deemed acceptable on the next business day following such Saturday, Sunday or legal holiday. As used herein, the term "legal holiday" means any state or Federal holiday for which financial institutions or post offices are generally closed in the state where the Property is located. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Eastern Time, and (b) all time periods shall expire at 6:00 p.m. Eastern Time.

16.6.Counterpart Copies. This Agreement may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Agreement. This Agreement shall be deemed executed and delivered upon each party’s delivery of executed signature pages of this Agreement, which signature pages may be delivered by electronic mail with the same effect as delivery of the originals.

16.7.Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

16.8.Assignment. Purchaser shall not have the right to assign the Agreement without Seller's prior written consent, which consent may be given or withheld in Seller's sole and absolute discretion; provided, however, Purchaser, without Seller’s consent, may assign this Agreement to a nominee or assignee, or in the name of one or more of the institutional investors for which Purchaser or one of its affiliates is then acting as investment manager (a “Separate Account”) or a nominee or assignee of a Separate Account or to another entity without Seller’s consent as long as (a) such assignee is managed and controlled by Purchaser, and (b) Purchaser provides Seller with notice of such assignment at least five (5) days in advance of the Closing Date. RREEF

America L.L.C. (“Original Purchaser”) shall in no event be released from any of its obligations or liabilities arising hereunder prior to the date of Closing or earlier termination of this Agreement as a result of any assignment. Once Closing occurs, Original Purchaser shall be released by Seller from all liability under this Agreement. Whenever reference is made in this Agreement to Seller or Purchaser, such reference shall include the successors and assigns of such party under this Agreement.

16.9.Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially to the preparation of this Agreement.

16.10.Entire Agreement. This Agreement and the Exhibits attached hereto contain the final and entire agreement between the parties hereto with respect to the sale and purchase of the Property and are intended to be an integration of all prior negotiations and understandings. Purchaser, Seller and their agents shall not be bound by any terms, conditions, statements, warranties or representations, oral or written, not contained herein. No change or modifications to this Agreement shall be valid unless the same is in writing and signed by the parties hereto. Each party reserves the right to waive any of the terms or conditions of this Agreement which are for their respective benefit and to consummate the transaction contemplated by this Agreement in accordance with the terms and conditions of this Agreement which have not been so waived. Any such waiver must be in writing signed by the party for whose benefit the provision is being waived.

16.11.Severability. If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.12.Survival. Except as otherwise specifically provided for herein or in any closing document (collectively, the "Surviving Termination Obligations"), the provisions of this Agreement and the representations and warranties herein shall not survive after the conveyance of title and payment of the Purchase Price but be merged therein.

16.13.Exhibits. Exhibits A through I attached hereto are incorporated herein by reference and made a part hereof.

16.14.Time. Time is of the essence in the performance of each of the parties' respective obligations contained herein.

16.15.Limitation of Liability. The obligations of Seller are binding only on Seller’s interest in the Property and shall not be personally binding upon, nor shall any resort be had to, any other assets of Seller nor the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents. All documents executed by Seller shall be deemed to contain (even if not expressly stated) the foregoing exculpation.

16.16.Prevailing Party. Should either party employ an attorney to enforce any of the provisions hereof, (whether before or after Closing, and including any claims or actions involving amounts held in escrow), the non-prevailing party in any final judgment agrees to pay the other party's reasonable expenses, including reasonable attorneys' fees and expenses in or out of litigation and, if in litigation, trial, appellate, bankruptcy or other proceedings, expended or incurred in connection therewith, as determined by a court of competent jurisdiction. The provisions of this Section 16.16 shall survive Closing and/or any termination of this Agreement.

16.17.Escrow Agreement.

Instructions. Purchaser and Seller each shall promptly deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent, and, upon receipt of the Deposit from Purchaser, Escrow Agent shall immediately execute this Agreement where provided below. This Agreement, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

16.17.1.    Real Estate Reporting Person. Escrow Agent is hereby designated the "real estate reporting person" for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation. Seller and Purchaser shall promptly furnish their federal tax identification numbers to Escrow Agent and shall otherwise reasonably cooperate with Escrow Agent in connection with Escrow Agent's duties as real estate reporting person.

16.17.2.    Liability of Escrow Agent. The parties acknowledge that the Escrow Agent shall be conclusively entitled to rely, except as hereinafter set forth, upon a certificate from Purchaser or Seller as to how the Deposit (which, for purposes of this Section shall be deemed to also include any other escrowed funds held by the Escrow Agent pursuant to this Agreement) should be disbursed. Any notice sent by Seller or Purchaser (the "Notifying Party") to the Escrow Agent shall be sent simultaneously to the other noticed parties pursuant to Section 16.1 herein (the "Notice Parties"). If the Notice Parties do not object to the Notifying Party's notice to the Escrow Agent within ten (10) days after the Notice Parties' receipt of the Notifying Party's certificate to the Escrow Agent, the Escrow Agent shall be able to rely on the same. If the Notice Parties send, within such ten (10) days, written notice to the Escrow Agent disputing the Notifying Party's certificate, a dispute shall exist and the Escrow Agent shall hold the Deposit as hereinafter provided. The parties hereto hereby acknowledge that Escrow Agent shall have no liability to any party on account of Escrow Agent's failure to disburse the Deposit if a dispute shall have arisen with respect to the propriety of such disbursement and, in the event of any dispute as to who is entitled to receive the Deposit, disburse them in accordance with the final order of a court of competent jurisdiction, or to deposit or interplead such funds into a court of competent jurisdiction pending a final decision of such controversy. The parties hereto further agree that Escrow Agent shall not be liable for failure to any depository and shall not be otherwise liable except in the event of Escrow Agent's gross negligence or willful misconduct. The Escrow Agent shall be reimbursed on an equal basis by Purchaser and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the Deposit. The obligations of Seller with respect to the Escrow Agent are intended to be binding only on Seller and Seller's assets and shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents.

16.18.No Recording. Neither this Agreement nor any memorandum or short form hereof shall be recorded or filed in any public land or other public records of any jurisdiction, by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

16.19.    Waiver of Trial by Jury. The respective parties hereto shall and hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Agreement, or for the enforcement of any remedy under any statute, emergency or otherwise.

16.20.     Radon. Section 404.056(6), Florida Statutes, requires the following notice to be provided with respect to the contract for sale and purchase of any building: RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.

16.21.    Auditor Access. After the Closing, at the request of Purchaser and at Purchaser's expense, Seller shall make available to Purchaser’s designated independent auditor the historical financial information in Seller's possession regarding the operation of the Property to the extent required by Purchaser in order to prepare stand-alone audited financial statements for such operations and in accordance with generally accepted accounting principles, as of the end of the fiscal year 2017 and any required subsequent date or period, and to cooperate (at Purchaser's expense) with Purchaser and any auditor engaged by Purchaser for such purpose.  Seller shall, without liability, recourse or cost to Seller, provide to Purchaser's designated independent auditor a representation letter regarding the books and records of the Property in substantially the form of Schedule 16.21 attached hereto and made a part hereof (the "Audit Inquiry Letter").  Purchaser hereby acknowledges and agrees that (a) Purchaser shall be solely liable to pay and shall reimburse Seller, within five (5) business days following Seller's request, for all third-party, out-of-pocket costs and expenses incurred by Seller in assisting Purchaser at Purchaser's request under this Section (such assistance, the "Audit Assistance"), including all such costs incurred to review, research and complete the Audit Inquiry Letter; (b) Seller's performance of any Audit Assistance shall be solely as an accommodation to Purchaser and Seller shall have no, and Seller is hereby fully released and discharged from, any and all liability or obligation with respect to the Audit Assistance, any filings (the "SEC Filings") made by Purchaser with the United States Securities and Exchange Commission ("SEC") and the Audit Inquiry Letter; and (c) Purchaser hereby agrees to indemnify, protect, defend and hold Seller, its partners and their respective members, officers, directors, shareholders, participants, affiliates, employees, representatives, investors, agents, successors and assigns (each an "Indemnified Party") harmless from and against any and all costs, expenses, losses, liabilities, damages, claims, demands, allegations or actions (collectively, "Losses") actually asserted against or actually incurred by any Indemnified Party as a result of or otherwise arising in connection with the Audit Assistance, the SEC Filings and/or the Audit Inquiry Letter; provided, that Losses shall specifically exclude any Losses proximately resulting from the gross negligence or willful misconduct of an Indemnified Party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal on the date or dates set forth above.

SELLER:

THE REALTY ASSOCIATES FUND VIII, L.P.,
a Delaware limited partnership

By:    Realty Associates Fund VIII LLC,
a Massachusetts limited liability company,
general partner

By: TA Realty LLC,
a Massachusetts limited liability company,        WITNESSES:
its Manager
/s/ Ridgely Provencal
By: /s/ Scott L. Dalrymple
Name: Scott L. Dalrymple                    /s/ Santina Ciampa
Title: Sr. Vice President

By:    Realty Associates Fund VIII Texas Corporation,         WITNESSES:
a Texas corporation, general partner
/s/ Ridgely Provencal
By:        /s/ Scott L. Dalrymple
Officer                        /s/ Santina Ciampa

PURCHASER:

RREEF AMERICA L.L.C.,
a Delaware limited liability company            WITNESSES:

By: /s/ David Hamm            /s/ Kareem Campbell
Name: David Hamm
Title: Authorized Signatory            /s/ Margie Maldonado

ESCROW AGENT JOINDER

Escrow Agent hereby executes this Agreement for the sole purpose of acknowledging receipt of the Deposit and its responsibilities hereunder and to evidence its consent to serve as Escrow Agent in accordance with the terms of this Agreement.

ESCROW AGENT:

COMMONWEALTH LAND TITLE INSURANCE COMPANY

By:

Name:

Title:

Date: ______________, 2018

LIST OF EXHIBITS

Exhibit A    -    Legal Description
Exhibit B    -    Due Diligence Documents to be Delivered by Seller
Exhibit C    -    Form of Tenant Estoppel Certificate
Exhibit D    -    Permitted Exceptions
Exhibit E    -    Lease Schedule
Exhibit F    -    Form of Special Warranty Deed
Exhibit G    -    Form of General Assignment
Exhibit H    -    Form of Notice Letter to Tenants
Exhibit I    -    Form of Non-Foreign Entity Certificate
Exhibit J    -    Form of Letter of Credit
Exhibit K    -    Form of Owner’s Affidavit

Schedule 7.1.4    Service Contracts
Schedule 7.1.12    Know Your Customer Form
Schedule 16.21    Audit Letter

EXHIBIT A

LEGAL DESCRIPTION

Palmetto Lakes

A portion of Tract 4 of PALMETTO LAKES INDUSTRIAL PARK SECTION TWO, according to the plat thereof recorded in Plat Book 87, page 6 of the public records of Miami-Dade County, Florida, being more particularly described as follows:

Commence at the point of intersection of the east and south boundary extended aforementioned; thence run North 88° 27' 32" West along the easterly projection of the south boundary of said Tract 4 for 106.35 feet to the Point of Beginning; thence continue North 88° 27' 32" West along the south boundary of said Tract 4 for 451.56 feet to a point that is 489.26 feet east of the point of intersection of the west and south boundary of said Tract 4; thence run North 01° 34' 48" East for 543.00 feet to the point of intersection with the north boundary of said Tract 4; said point being 494.96 feet east of the point of intersection of the north and west boundary extended of said Tract 4; thence run South 88° 27' 32" East along the north boundary of said Tract 4 for 525.90 feet to a point of curve; thence run easterly, southeasterly and southerly along a circular curve concave to the southwest having a radius of 25 feet and a central angle of 89° 16' 03" for an arc distance of 38.95 feet to a point of tangent with the east line of said Tract 4; thence run South 00° 48' 31" West along the east line of Tract 4 for 412.01 feet to a point of a circular curve concave to the northwest having a radius of 105.00 feet and a central angle of 90° 43' 57" for an arc distance of 166.28 feet to the Point of Beginning.

Hialeah I & II

PARCEL 1:

All of Tract 4, less the West 997.55 feet and less the South 44 feet thereof, of SEABOARD INDUSTRIAL CENTER, according to the Plat thereof, as recorded in Plat Book 60, at page 84, of the Public Records of Miami-Dade County, Florida.

PARCEL 2:

The East 75 of the West 997.55 feet less the South 44 feet thereof, of Tract 4, of SEABOARD INDUSTRIAL CENTER, according to the Plat thereof, as recorded in Plat Book 60, at Page 84, of the Public Records of Miami-Dade County, Florida.

PARCEL 3:

A portion of Tract 5, SEABOARD INDUSTRIAL CENTER, according to the plat thereof, recorded in Plat Book 60, at Page 84, of the Public Records of Miami-Dade County, Florida, being more particularly described as follows:

Commence at the SW corner of said Tract 5; thence run North 0°06'05" West 68 feet along the West line of said Tract 5 to a point; thence run South 89°34'30" East 294 feet along a line parallel to and 68 feet North of as measured at right angles to the South line of said Tract 5 to the Point of Beginning of the parcel of land hereinafter described; thence run North 0°06'05" West 228.07 feet along a line parallel to the West line of said Tract 5 to a point thence run South 89°33'00" East 100 feet along a line parallel to the North line of said Tract 5 to a point; thence run South 0°06'05" East 228.03 feet along a line parallel to the West line of said Tract 5 to a point; thence run North 89°34'30" West 100 feet along a line parallel to and 68 feet North of as measured at right angles to the South line of said Tract 5 to the Point of Beginning.

EXHIBIT A

PARCEL 4:

A portion of Tract 5, SEABOARD INDUSTRIAL CENTER, according to the plat thereof, recorded in Plat Book 60, at Page 84, of the Public Records of Miami-Dade County, Florida, being more particularly described as follows:

Commence at the SW corner of said Tract 5; thence run North 0°06'05" West 68 feet along the West line of said Tract 5 to the Point of Beginning of the parcel of land hereinafter described; thence continue North 0°06'05" West 228.21 feet along the West line of said Tract 5 to a point; thence run South 89°33'00" East 294 feet along a line parallel to the North line of said Tract 5 to a point; thence run South 0°06'05" East 228.07 feet, along a line parallel to the West line of said Tract 5 to a point; thence run North 89°34'30" West 294 feet, along a line parallel to and 68 feet North of as measured at right angles to the South line of said Tract 5 to the Point of Beginning.

EXHIBIT A

EXHIBIT B

DUE DILIGENCE DOCUMENTS
TO BE DELIVERED BY SELLER TO THE EXTENT IN SELLER’S POSSESSION OR CONTROL

Tenant Information

1.	A current rent roll for the Property in the form currently maintained by Seller.

2.	The Leases and amendments thereto, including all subleases and Lease guaranties, if any.

3.	All leasing commission/brokerage agreements

4.	All certificates of insurance or other evidence of insurance delivered by existing Tenant of the Property

Operating Information

1.	All service, maintenance, equipment. License agreements and/or supply contracts.

2.	Real estate tax bills (including special assessments) for the prior two (2) years.

3.	Year-to-date 2018 operating statements.

4.	Year-end 2017 Lease occupancy expense reconciliations.

Other

1.	Seller's most current title policy, report or commitment.

2.	Seller's most recent survey.

3.    Any and all existing warranties or guaranties regarding the Improvements.

EXHIBIT B

EXHIBIT C

TENANT ESTOPPEL CERTIFICATE

_____________________________________ (the "Tenant") hereby certifies to ______________________________, a _______________ (the "Owner") and _____________, a _____________, its successors or assigns ("Purchaser") as follows:

1.    Pursuant to that certain Lease dated ____________, ______ (the "Lease"), Tenant leases _______________ square feet of space (the "Premises") in the building known as _______________________________. The Lease, as amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Owner for the Property. There are no amendments, modifications or supplements to the Lease, whether oral or written, except as follows (include the date of each amendment, modification or supplement): ________________________________ _____________________________________.

2.    The term of the Lease began on ____________________, ______ and will end on ____________________, 20____. Tenant has accepted the Premises, is in occupancy, and is paying rent under the Lease.

3.    The Lease does/does not provide for an option to extend the term of the Lease for ________________ years. Except as expressly provided in the Lease, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises or the Property.

4.    The Lease is presently in full force and effect and neither Owner nor Tenant is in default thereunder. There exist no facts that would constitute a basis for any such default upon the lapse of time or the giving of notice or both.

5.    Tenant is currently paying [Base Monthly] Rent under the Lease in the amount of $__________________ and estimated monthly passthroughs in the amount of __________________. As of the date of this certificate, to the knowledge of Tenant, there exist no offsets, counterclaims, or defenses of Tenant under the Lease against Owner, and there exist no events that would constitute a basis for any such offset, counterclaim, or defense against Owner upon the lapse of time or the giving of notice or both, except the following (if left blank, there shall be deemed to be none):

6.    There are no concessions, bonuses, free rental periods, rebates, advance rental payments, or other matters affecting the rental payable by Tenant under the Lease except as described in the attached Lease

7.    A cash security deposit in the amount of $__________________ has been paid to Owner under the Lease, and Tenant has not given Owner any other security or similar deposit.

EXHIBIT C

8.    All improvements or repairs required under the terms of the Lease to be made by Owner through the date hereof have been satisfactorily completed. All allowances and other payments due to Tenant by Owner under the terms of the Lease have been paid in full, except the following (if left blank, there shall be deemed to be none):                                        .

9.    Tenant acknowledges that: (a) Purchaser and any lender of Purchaser shall be entitled to (and will) rely on the statements of Tenant in Purchaser’s decision to purchase the Property from Owner, and (b) Owner may assign its interest in the Lease to Purchaser and agrees, upon receipt of notice of such assignment from Owner and Purchaser, to attorn to Purchaser and to perform all of Tenant’s obligations as the tenant under the Lease, including, without limitation, the payment of rent, directly to Purchaser, or its agent, as the landlord under the Lease, from and after the date of such notice.

Dated this _______ day of ______________, 201_.

[NAME OF TENANT]

By:
Name:
Title:

EXHIBIT C

EXHIBIT D

PERMITTED EXCEPTIONS

1.	Real estate taxes for the year of Closing and subsequent years, a lien not yet due and payable and all general and special assessments.

2.	Rights of tenants pursuant to unrecorded leases listed on the Rent Roll.

3.
Local, state and federal laws, ordinances or governmental regulations, including, but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property.

EXHIBIT D - PAGE 1 OF 1

EXHIBIT E

LEASE SCHEDULE

[Please see rent roll attached hereto]

NOTE:	Except as otherwise expressly provided in Section 7.1.5 of the Agreement, the rent roll has been attached for reference purposes only and Seller does not represent the accuracy thereof.

EXHIBIT E - PAGE 1 OF 1

EXHIBIT F

AFTER RECORDING RETURN TO:

SPECIAL WARRANTY DEED

THE STATE OF___________    §
§    KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF _____________    §

THAT, ______________________, a __________________ ("Grantor"), for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid to Grantor by ____________________________ ("Grantee"), whose mailing address is _________________, _______________________________, Attention: ___________________, the receipt and sufficiency of such consideration being hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does GRANT, SELL AND CONVEY unto Grantee that certain real property being more particularly described in Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements, structures and fixtures situated thereon (collectively, the "Property"); subject, however, to those matters more particularly described in Exhibit B attached hereto and made a part hereof for all purposes (collectively, the "Permitted Exceptions") without reimposing such matters.

TO HAVE AND TO HOLD the Property, together with all and singular the rights, and appurtenances thereto in anywise belonging, unto Grantee, its successors and assigns forever, subject to the Permitted Exceptions; and Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the Property, subject to (i) non‑delinquent real estate taxes and general and special assessments, and (ii) the Permitted Exceptions, unto Grantee, its successors and assigns, against every person whomsoever lawfully claiming, or claim the same, or any part thereof, by, through, or under Grantor, but not otherwise.

EXHIBIT F - PAGE 1 OF 3

IN WITNESS WHEREOF, this instrument has been executed as of (but not necessarily on) this _____ day of ____________________, 2018.

GRANTOR:
THE REALTY ASSOCIATES FUND VIII, L.P.,
a Delaware limited partnership

By:    Realty Associates Fund VIII LLC,
a Massachusetts limited liability company,
general partner

By: TA Realty LLC,
a Massachusetts limited liability company,        WITNESSES:
its Manager
______________________
By:
Name:                             ______________________
Title:

By:    Realty Associates Fund VIII Texas Corporation,         WITNESSES:
a Texas corporation, general partner
______________________
By:
Officer                        ______________________

EXHIBIT F - PAGE 2 OF 3

THE STATE OF _________ §

COUNTY OF ___________ §

On _________, 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared ________________________, a __________________________ of TA Realty LLC, in its capacity as the manager of Realty Associates Fund VIII LLC, in its capacity as general partner of THE REALTY ASSOCIATES FUND VIII, L.P., a Delaware limited partnership, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

(SEAL)
Notary Public in and for the said State

THE STATE OF _________ §

COUNTY OF ___________ §

On _________, 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared ________________________, a __________________________ of Realty Associates Fund VIII Texas Corporation, in its capacity as general partner of THE REALTY ASSOCIATES FUND VIII, L.P., a Delaware limited partnership, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

(SEAL)
Notary Public in and for the said State

NOTE:    THIS FORM WILL BE MODIFIED, AS APPROPRIATE, TO COMPLY WITH APPLICABLE STATE LAW REQUIREMENTS.

EXHIBIT F - PAGE 3 OF 3

EXHIBIT G

GENERAL ASSIGNMENT

THIS GENERAL ASSIGNMENT (the "General Assignment") is made as of the ______ day of _____________, 2018 by: (i) _______________________, a ________________ ("Seller"), and (ii) __________________________________, a _________________________ ("Purchaser").

KNOW ALL MEN BY THESE PRESENTS:

Concurrently with the execution and delivery hereof, pursuant to a certain Agreement of Purchase and Sale dated ________, 2018 (the "Agreement") between Seller and Purchaser, Seller is conveying to Purchaser all of Seller's right, title and interest in and to the real property described on Exhibit A attached hereto and made a part hereof (the "Land") and in and to the building, parking areas and other structures and improvements located on the Land (collectively, the "Improvements") located in _____________________________. The Land and the Improvements are hereinafter sometimes collectively referred to as the "Property."

It is the desire of Seller to hereby sell, assign, transfer, convey, set-over and deliver to Purchaser all of Seller's right, title and interest in and to the Assigned Property (as hereinafter defined).

1.    Bill of Sale and Assignment.

Seller does hereby sell, assign, transfer, set-over and deliver unto Purchaser, its successors and assigns, with special warranty of title and subject to the limitations contained in Section 8.2 of the Agreement, all right, title and interest of Seller in and to:

a.    All personal property (including equipment), if any, owned by Seller and located on the Property as of the date hereof, all inventory located on the Property on the date hereof, and all fixtures (if any) owned by Seller and located on the Property as of the date hereof (the "Personal Property"); and

b.    All non-exclusive trademarks and trade names, if any, used in connection with the Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller's affiliated companies (collectively, the "Trade Names");

c.    Seller's interest, if any, in and to the service, equipment, supply and maintenance contracts (the "Contracts") listed on Schedule 1 attached hereto, and guarantees, licenses, approvals, certificates, permits and warranties relating to the Property, to the extent assignable (collectively, the "Intangible Property"); and

d.    The leases, subleases, licenses and other occupancy agreements, together with any and all amendments, modifications or supplements thereto (the "Leases") demising space in or otherwise similarly affecting or relating to the Property listed on Schedule 2 attached hereto;

EXHIBIT G - PAGE 1 OF 4

subject, however to the rights of Seller set forth in the Agreement to rents under the leases assigned hereby attributable to the period prior to the date hereof.

TO HAVE AND TO HOLD the Personal Property, the Trade Names, the Intangible Property and the Leases (collectively, the "Assigned Property") unto Purchaser, its successors and assigns, forever.

2.    Assumption/Indemnity.

Purchaser accepts the foregoing assignment and assumes and agrees to be bound by and to perform and observe all of the obligations, covenants, terms and conditions to be performed or observed under the Assigned Property arising on or after the date hereof. Purchaser further agrees to indemnify Seller and hold Seller harmless from and against any and all claims, liens, damages, demands, causes of action, liabilities, lawsuits, judgments, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively, the "Losses") asserted against or incurred by Seller by reason of or arising out of any failure by Purchaser to perform or observe the obligations, covenants, terms and conditions assumed by Purchaser hereunder arising in connection with the Assigned Property and related to the period on or after the date hereof. Seller further agrees to indemnify Purchaser and hold Purchaser harmless from and against any and all Losses asserted against or incurred by Purchaser by reason of or arising out of any failure by Seller to perform or observe the obligations, covenants, terms and conditions assumed by Purchaser hereunder arising in connection with the Assigned Property and related to the period prior to the date hereof and during Seller’s period of ownership.

3.    Limitation of Liability.

The obligations of Seller shall not be personally binding upon, nor shall any resort be had to, the private properties of any of the partners, officers, directors, shareholders or beneficiaries of Seller, or of any partners, officers, directors, shareholders or beneficiaries of any partners of Seller, or of any of Seller's employees or agents.

4.    Exclusions from Personal Property.

It is hereby acknowledged by the parties that the Assigned Property shall not include claims relating to any real property tax refunds or rebates for periods accruing prior to the date hereof, and/or existing insurance claims as of the Effective Date except as otherwise set forth in Article XII of the Agreement.

5.    Counterpart Copies.

This General Assignment may be executed in two or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this General Assignment.

EXHIBIT G - PAGE 2 OF 4

IN WITNESS WHEREOF, the parties have caused this General Assignment to be executed as of the date first written above.

SELLER:

THE REALTY ASSOCIATES FUND VIII, L.P.,
a Delaware limited partnership

By:    Realty Associates Fund VIII LLC,
a Massachusetts limited liability company,
general partner

By: TA Realty LLC,
a Massachusetts limited liability company,        WITNESSES:
its Manager
______________________
By:
Name:                             ______________________
Title:

By:    Realty Associates Fund VIII Texas Corporation,         WITNESSES:
a Texas corporation, general partner
______________________
By:
Officer                        ______________________

EXHIBIT G - PAGE 3 OF 4

PURCHASER:

____________________,
a __________________

By:
Name:
Title:

EXHIBIT G - PAGE 4 OF 4

EXHIBIT H

NOTICE LETTER TO TENANTS

________________, 2018

VIA OVERNIGHT COURIER

Dear Tenant:

We are pleased to advise you that the building in which your premises are located at _____________________________, has been sold by THE REALTY ASSOCIATES FUND VIII, L.P. to _________________________________ (the "Purchaser") effective as of the date set forth above. Your lease agreement has been assigned to and accepted by Purchaser and Purchaser has agreed to assume all responsibility for security deposits actually and currently held under your lease.

All future correspondence relating to your tenancy, as well as rent checks and other charges, should be made payable and mailed to ___________ c/o ________.

The Purchaser looks forward to working with you in the operation of this Property.

EXHIBIT K

Very truly yours,

SELLER:

THE REALTY ASSOCIATES FUND VIII, L.P.,
a Delaware limited partnership

By:    ________________, its authorized agent

EXHIBIT H – PAGE 2 OF 3

PURCHASER:

____________________,
a __________________

By:
Name:
Title:

[UNLESS OTHERWISE AGREED TO BY THE PARTIES]

EXHIBIT H – PAGE 3 OF 3

EXHIBIT I

NON-FOREIGN ENTITY CERTIFICATE

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by The Realty Associates Fund VIII, L.P. (“Transferor”), the undersigned hereby certifies on behalf of Transferor:

1.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2.	Transferor's U.S. employer identification number is _____________;

3.	Transferor is not a disregarded entity as defined in Section 1.1445-2(b) (2) (iii); and

4.	Transferor's office address is:

c/o TA Realty
28 State Street, 10th Floor
Boston, Massachusetts 02109

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

EXHIBIT I

Dated: _________________, 2018

TRANSFEROR:

THE REALTY ASSOCIATES FUND VIII, L.P.,
a Delaware limited partnership

By:    Realty Associates Fund VIII LLC,
a Massachusetts limited liability company,
general partner

By: TA Realty LLC,
a Massachusetts limited liability company,        WITNESSES:
its Manager
______________________
By:
Name:                             ______________________
Title:

By:    Realty Associates Fund VIII Texas Corporation,         WITNESSES:
a Texas corporation, general partner
______________________
By:
Officer                        ______________________

EXHIBIT I

EXHIBIT J

Form of Letter of Credit

Wells Fargo Bank, N.A.
U. S. TRADE SERVICES – Standby Letters of Credit
MAC xxxxx-xxx
Address Line 1
Address Line 2
Phone: 1(800) 776-3862 Option 2
E-Mail: StandbyLC@wellsfargo.com

IRREVOCABLE STANDBY LETTER OF CREDIT
NUMBER ______________
Issue Date:______________

BENEFICIARY:
Beneficiary Name
Address
City, State Zip
Attention: ______________________

APPLICANT:
Applicant Name
Address
City, State Zip

LETTER OF CREDIT ISSUE AMOUNT ______________________

EXPIRY DATE: ________________

Ladies and Gentlemen:

At the request and for the account of the above referenced applicant, we hereby issue our Irrevocable Standby Letter of Credit (the "Wells Credit") in your favor in the amount of **[Insert Amount in Words] [US$ Insert Amount in Numbers]** available with us at our above office by payment against presentation of the following documents:

1. A draft drawn on us at sight marked "Drawn under Wells Fargo Bank, N.A. Standby Letter of Credit No. ____________."

2. The original of this Standby Letter of Credit and any amendments thereto.

In the event of partial drawings where multiple drawings are not prohibited, Wells Fargo Bank, N.A. shall endorse the original of this Letter of Credit and return it to the beneficiary.

If any instructions accompanying a drawing under this Letter of Credit request that payment is to be made by transfer to an account with us or at another bank, we and/or such other bank may rely on an account number specified in such instructions as that of the beneficiary's without any further validation.

We hereby engage with you that each draft drawn under and in compliance with the terms and conditions of this Letter of Credit will be duly honored if presented together with the documents specified in this Letter of Credit at our office located at , *Insert either Winston-Salem, NC or San Leandro, CA address.*, Attention: US Trade Services, Standby Letters of Credit on or before the above stated expiry date, or any extended expiry date if applicable.

This Irrevocable Standby Letter of Credit sets forth in full the terms of our undertaking. This undertaking is independent of and shall not in any way be modified, amended, amplified or incorporated by reference to any document, contract or agreement referenced herein other than the stipulated ICC rules and governing laws.

Except as otherwise expressly stated herein, this Standby Letter of Credit is subject to *(select one and delete other) **The International Standby Practice 1998, International Chamber of Commerce Publication No. 590. or **The Uniform Customs and Practice For Documentary Credits, (2007 Revision) The International Chamber of Commerce Publication No. 600.*

Very truly yours
WELLS FARGO BANK, N.A.

BY: ___________________________
(AUTHORIZED SIGNATURE)

SPECIMEN

EXHIBIT J

The original of this Letter of Credit contains an embossed seal over the Authorized Signature.

Please direct any written correspondence or inquires regarding this Letter of Credit, always quoting our reference number to Wells Fargo Bank, N.A., Attn: U.S. Trade Services, Standby Letters of Credit, , *Insert either Winston-Salem, NC or San Leandro, CA address.*

All phone inquiries regarding this credit should be directed to our Standby Customer Connection Professionals at 1-800-776-3862, Option 2.

SPECIMEN

EXHIBIT J

EXHIBIT K

COMMONWEALTH OF MASSACHUSETTS    )
) ss:
COUNTY OF SUFFOLK                )

OWNER’S AFFIDAVIT

The undersigned, The Realty Associates Fund VIII, L.P., a Delaware limited partnership (the “Owner”), which is the owner of that certain real property described in Exhibit A attached hereto (the “Property”) makes, to Owner's current actual knowledge, the following statements and representations to Chicago Title Insurance Company.

1.
There are no parties in possession of the Property (other than the current Owner) except as set forth on the lease schedule attached hereto as Exhibit B. Without limitation of the foregoing, the tenants under the leases listed on Exhibit B have no right of first refusal or option or contract to purchase the Property.

2.	There are no loans or liens (including Federal or State Liens and Judgment Liens) of any kind on such Property owned by Owner except as shown of public record.

3.
Owner has paid, in full, for all labor, materials and services provided at Owner's request for any repairs, maintenance, remodeling, renovation or other types of construction for improvements or additions on or to the Property, except as provided on Exhibit C. Owner is aware of no bills, invoices or accounts for labor, material or services rendered on the Property at Owner's request for which Owner has received a written notice of past due and which remains unpaid, except as provided on Exhibit C.

4.
There has been no new construction of improvements, other than tenant improvements, on the Property in the past six (6) months, nor are there any plans for the commencement of any new construction, except as provided on Exhibit C.

5.
Owner understands that Chicago Title Insurance Company will rely on the statement herein to issue its policy or policies of title insurance on the Property; provided, however, (a) Owner will not be responsible for any claim for misstatement hereunder unless asserted against Owner in writing on or before one (1) year following the date hereof, but not otherwise; and (b) Owner’s liability for any properly asserted claim shall be limited to the loss, if any, actually incurred by Chicago Title Insurance Company as a direct result of any misstatement made by Owner hereunder.

6.
Subject to Paragraph 5 above, the undersigned agrees to indemnify and hold Chicago Title Insurance Company harmless from all loss, costs, damage and expense of every kind, including reasonable attorney’s fees, which Chicago Title Insurance Company shall be liable for under its policy now to be issued solely on account of reliance on the statements made herein with respect to any matters that may be recorded between __________________ and thirty (30) days after the date Chicago Title Insurance Company is authorized to record the documents creating the interest being insured and described in the policy of title insurance to be issued.

7.
There are no matters pending against Owner that could give rise to a lien that would attach to the Property prior to recordation of the documents creating the interest being insured.  There are no actions or proceedings now pending in any court affecting title to the Property or to which the Owner is a party including, but not limited to, proceedings in bankruptcy, receivership or insolvency.

EXHIBIT K

8.	Owner has received no written notice of any violations of any of the covenants, conditions or restrictions affecting the Property and recorded in the public record.

9.
Owner has received no written notice from any governmental agency or department regarding future or pending assessments against the Property for improvements performed by any governmental agency or department, including but not limited to the installation of water or sewer lines, or paving or repaving of streets or alleys, or the installation of curbs or sidewalks.

[Signatures to Follow]

EXHIBIT K

OWNER:
THE REALTY ASSOCIATES FUND VIII, L.P.,
a Delaware limited partnership

By:    Realty Associates Fund VIII LLC,
a Massachusetts limited liability company,
general partner

By:    TA Realty LLC,                     WITNESSES:
a Massachusetts limited liability company,
Manager
______________________
By:                            Print Name:____________
Name:
Title:                            ______________________
Print Name:____________

By:    Realty Associates Fund VIII Texas Corporation,
a Texas corporation,
general partner
______________________
By:                                Print Name:____________
Name:
Title:                                ______________________
Print Name:____________

EXHIBIT K

THE COMMONWEALTH OF MASSACHUSETTS §

COUNTY OF SUFFOLK                 §

On _________________, 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared ________________________, a __________________________ of TA Realty LLC, in its capacity as the manager of Realty Associates Fund VIII LLC, in its capacity as general partner of THE REALTY ASSOCIATES FUND VIII, L.P., a Delaware limited partnership, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

(SEAL)
Notary Public in and for the said State

THE COMMONWEALTH OF MASSACHUSETTS §

COUNTY OF SUFFOLK                 §

On __________________, 2018, before me, the undersigned, a Notary Public in and for said State, personally appeared ________________________, a __________________________ of Realty Associates Fund VIII Texas Corporation, in its capacity as general partner of THE REALTY ASSOCIATES FUND VIII, L.P., a Delaware limited partnership, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

(SEAL)
Notary Public in and for the said State

EXHIBIT K

EXHIBIT A

Legal Description of the Property

EXHIBIT K

EXHIBIT B
Leases

EXHIBIT K

EXHIBIT C

EXHIBIT K

SCHEDULE 7.1.4

SERVICE CONTRACTS

PALMETTO LAKES DISTRIBUTION CENTER

F0809501

Elevator Service
Agreement by and between Pointe Gropup Advisors, Agent, on behalf of Realty Associates Fund VIII, LP, Owner, and Schindler Elevator Corporation, Contractor, dated _________.

HIALEAH

None.

Schedule 7.1.4

SCHEDULE 7.1.12
Know Your Customer Form

Intentionally omitted.

Schedule 7.1.12

SCHEDULE 16.21
AUDIT LETTER

KPMG LLP
55 Second Street
San Francisco, CA 94105

XXXX XX, 2018

Ladies and Gentlemen:

We are providing this letter at your request to confirm our understanding that your audit of the Historical Summary of Gross Income and Direct Operating Expenses (“Historical Summary”) of _____________________________________ (the “Property”) for the year ended December 31, 2017 was made for the purpose of expressing an opinion as to whether the Historical Summary presents fairly, in all material respects, the gross income and direct operating expenses in conformity with U.S. generally accepted accounting principles and Rule 3-14 of Regulation S-X of the Securities and Exchange Commission Rules and Regulations.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

The following representations are made exclusively to you. In connection with your audit of the Historical Summary of the Property for the year ended December 31, 2017, we confirm, to our actual knowledge, and without independent inquiry or investigation, the following representations made to you during your audit:

1.    We have made available to you the financial records of the Property and related data (collectively, “Financial Information”) which are in our possession and which we are required to deliver to ____________________________ (“Purchaser”) or you pursuant to that certain Agreement of Purchase and Sale (“Agreement”) for the Property dated __________, 201__, by and between the undersigned, as seller (“Seller”), and Purchaser, as purchaser (as amended and assigned).

2.    The Financial Information is complete in all material respects.

Schedule 16.21

3.     We have no knowledge of any fraud or suspected fraud that could have a materially adverse effect on the Financial Information involving:

a.    Management, or

b.    Employees who have significant roles in internal control over financial reporting.

4.    We have no knowledge of any allegations of fraud or suspected fraud affecting the Seller received in communications from employees or former employees that could have a materially adverse effect on the Financial Information.

5.    We have no knowledge of any officer or director of the Seller, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit of the Property.

6.    There are no material transactions that have not been properly recorded in the accounting records underlying the Financial Information.

Very truly yours,

_______________________, a__________________________ By: Name: _____________________ Title: _____________________

Schedule 16.21